Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
REPLACED WITH “[…***…]” BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SUPPLY AND OFFTAKE AGREEMENT

This Supply and Offtake Agreement (this “Agreement”) dated as of June 25, 2024 (the “Effective Date”), is made by and between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (“BKRF”), and Vitol Americas Corp., a Delaware corporation (“Vitol”). BKRF and Vitol are each individually referred to herein as a “Party”, and collectively as the “Parties.”

WHEREAS, BKRF owns and operates a facility in Bakersfield, California, that will convert certain feedstocks into the Product (defined below); and

WHEREAS, the Parties desire that Vitol sell and cause to be delivered to the Project (defined below), and that BKRF shall purchase from Vitol, all of the Feedstock (defined below) required for production of the Product at the Project; and that BKRF sell and cause to be delivered to Vitol, and Vitol shall purchase from BKRF, all of the Product produced by the Project, upon and subject to the terms and conditions contained herein; and

WHEREAS, the Parties have agreed to amend and restate this Agreement in its entirety effective as of April 17, 2025 (the “A&R Date”);

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein, the Parties hereby agree:

Article I

DEFINITIONS AND CONSTRUCTION

1.1  Definitions. Unless the context indicates otherwise, as used in this Agreement, the following terms have the meanings indicated below:

“A&R Date” shall have the meaning given to that term in the recitals to this Agreement.

“Accepted Feedstock Supply Offer” shall have the meaning given to that term in Section 3.2(e).

“Accepted Product Purchase Offer” shall have the meaning given to that term in Section 4.2(f).

“Additional Monthly Feedstock Supply Quantity” shall have the meaning given to that term in Section 3.1(a)(ii).

“Additional Monthly Product Purchase Quantity” shall have the meaning given to that term in Section 4.1(a)(ii).

“Affiliate” means, with respect to a Person, any other Person which controls, either directly or indirectly, such Person or which is controlled directly or indirectly by such Person, or is directly or indirectly controlled by a Person which directly or indirectly controls such Person. “Control” for purposes of the immediately preceding sentence means the power to direct or cause the direction of the management and policies of the company, partnership, or legal entity, whether through the ownership directly or indirectly of more than 50% of the voting securities, by contract or otherwise.

“Agreement” shall have the meaning given to that term in the preamble to this Agreement.

“Annual Maintenance Schedule” shall have the meaning given to that term in Section 7.6.

“API” means the American Petroleum Institute.

“API 1640” shall have the meaning given to that term in Section 5.3.

“Applicable Law” means any law, statute, treaty, ordinance, rule, code, injunction, Permit, agreement, or regulation issued, promulgated, or ratified by any Governmental Authority having jurisdiction over the Project, the site upon which the Project is being constructed and will be operated, performance of all or any portion of the obligations of the Parties under this Agreement, operation of the Project or other legislative or administrative action of a Governmental Authority, or a decree, judgment or order of a Governmental Authority that relates to the performance of this Agreement, including, but not limited to, the RFS2 Regulations and the CARB LCFS Regulation.

“Approval Process” shall have the meaning given to that term in Section 2.4.

“Approved Budget” shall have the meaning given to that term in the RCF Agreement.

“Arm’s Length Basis” means, with regard to a price for Feedstock, Product or any Renewable Attribute actually received by a Party from or, if applicable, to be determined by a Party as if to be received from any Third Party, including, as applicable to Vitol, from a Third Party who is an Affiliate of Vitol, such price is established (a) on a commercially reasonable basis as if such Party and such Third Party were each acting in their own independent self-interest, (b) in the absence of any undue influence of either upon the other, (c) with reference to market factors (including any market indices) then applicable to the specific Feedstock, Product or Renewable Attribute for which such price is to be determined or received and (d) taking in to consideration when any such price is established, differences in quality, location, modes of delivery or receipt and any other factors then relevant to the establishment of any such price.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Bankruptcy Cases” shall have the meaning given to that term in the RCF Agreement.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America.

“Bankruptcy Court” shall have the meaning given to that term in the RCF Agreement.

“Barrel” means a volume equal to 42 Gallons.

“BKRF” shall have the meaning given to that term in the preamble to this Agreement.

“BKRF Credit Support” shall have the meaning given to that term in Section 14.1.

“Borrowing Base” shall have the meaning given to that term in the RCF Agreement.

“Business Day” means a day (except Saturdays and Sundays and public holidays) when deposit-taking banks are open in New York, New York, for the business of over-the-counter deposit-taking.

“Buyer” means Vitol in the case of the purchase of Product (including any associated Renewable Attributes) and any Excluded Renewable Attributes under this Agreement and BKRF in the case of the purchase of Feedstock under this Agreement.

“CARB” means the California Air Resources Board.

“CARB LCFS Program” means the LCFS program set forth in the CARB LCFS Regulations and administered by CARB.

“CARB LCFS Regulations” means the regulations set forth at title 17, California Code of Regulations, sections 95480, et seq., as set forth on the Effective Date and, subject to Section 12.1, as may be subsequently revised or amended from time to time.

“Carve-Out” shall have the meaning given to that term in the RCF Agreement.

“CFPC” means the Clean Fuels Production Credit which applies to producers of low-emission transportation fuels, including sustainable aviation fuels, as set forth in Internal Revenue Code Sections 6426(d) and (k), and Persons that sell or use alternative fuel as a fuel in a motor vehicle or motorboat and in aviation, as set forth in Internal Revenue Code Sections 6426(d) and (k).

“CFPC Value” means, with respect to each Gallon of Product purchased by Vitol and qualifying for a CFPC, the amount (in $ per Gallon) actually realized by Vitol on an Arm’s Length Basis from a Product Counterparty for such CFPC (to the extent Vitol is entitled to the tax benefits with respect to such CFPC).

“CFR” means Code of Federal Regulations.

“Change of Law” means that after the Effective Date, any Applicable Law is adopted or changed or any Governmental Authority with competent jurisdiction changes its interpretation of any Applicable Law, including, without limitation any repeal or modification of the RFS2 or LCFS.

“CI” means carbon intensity.

“Close-out Amount” means the amount of the losses or costs of the Performing Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Performing Party that are or would be realized under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Performing Party the economic equivalent of the following, without duplication (a) the material terms of this Agreement through the end of the then current Term of the Agreement, but excluding any Renewal Terms that have not yet become binding, including the payments and deliveries by the Parties under this Agreement through the end of the then current Term of the Agreement, but for the occurrence of the date of termination of this Agreement (assuming satisfaction of any conditions precedent in this Agreement), (b) any option rights of the parties in respect of this Agreement, and (c) the Portfolio Price Position.

1. The Close-out Amount shall include payment to Vitol, if Vitol is the Performing Party or has provided notice of termination to BKRF in accordance with Section 2.2(a), of the then-applicable Close-out Amount Lost Margin LD as liquidated damages for any lost margin for fees under this Agreement based on the projected volumes and prices of the Feedstock and the finished Product.

2. If Vitol has provided notice of termination to BKRF in accordance with Section 2.2(a), the Close-out Amount shall not exceed $***.

3. In respect of any termination under Section 2.1(b), the Close-out Amount will be zero, and no Close-out Amount will be payable by either Party.

The Close-out Amount will be determined by the Performing Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. Each Close-out Amount will be determined as of the date of termination or, if that would not be commercially reasonable, as of the date or dates following the date of termination as would be commercially reasonable.

Unpaid Amounts and legal fees and out-of-pocket expenses described in this Agreement are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Performing Party may consider any relevant information, including, without limitation, one or more of the following types of information:―

(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Performing Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Performing Party and the Third Party providing the quotation;

(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Performing Party’s Affiliates) if that information is of the same type used by the Performing Party in the regular course of its business for the valuation of similar transactions.

The Performing Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Performing Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Performing Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Performing Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge or Third Party Feedstock Contract or Third Party Product Contract related to this Agreement (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:―

(1) application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Performing Party in the regular course of its business in pricing or valuing transactions between the Performing Party and unrelated third parties that are similar to the transactions under this Agreement; and

(2) application of different valuation methods to the transactions under this Agreement depending on the type, complexity, size or number of such transactions.

“Close-out Amount Lost Margin LD” means an amount equal to $*** per Delivery Month for each Delivery Month remaining through the end of Term of the Agreement, prior to and excluding the effects of any early termination of this Agreement but excluding any Renewal Terms that have not yet become binding. The Parties have agreed to use the Close-out Amount Lost Margin LD because of the impracticability and difficulty of ascertaining actual losses related to Vitol’s lost margin, and by mutual agreement of the Parties (i) the Close-out Amount Lost Margin LD is a reasonable calculation and expected limitation of Vitol’s lost margin on commodity sales related to the early termination of this Agreement, and (ii) such lost margin is not in the nature of a premium subject to Section 506(b) of the Bankruptcy Code. EACH PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS THE COLLECTION OF THE CLOSE-OUT AMOUNT LOST MARGIN LD IN CONNECTION WITH THE TERMINATION OF THIS AGREEMENT. Each Party agrees that the Close-out Amount Lost Margin LD is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel, shall be payable notwithstanding the then prevailing market conditions at the time termination, is the result of specific consideration in this transaction, and represents a material inducement to Vitol to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. For the avoidance of doubt, no Close-out Amount Lost Margin LD will be payable in respect of any termination under Section 2.1(b).

“Confidential Information” shall have the meaning given to that term in Section 13.4.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Rating” means, with respect to an entity on any date of determination, the respective rating then assigned to its unsecured and senior, long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s, or if such entity does not have a rating for its unsecured senior long-term debt or deposit obligations, the issuer rating then assigned to such entity by S&P or Moody’s; provided, however, in the event such Person is rated by both S&P and Moody’s, the lower of the two ratings will control.

“Credit Support” means collateral in the form of (i) cash or (ii) Letter(s) of Credit.

“CTCI” means CTCI Americas, Inc., a Texas corporation.

“Daily Invoice” shall have the meaning given to that term in Section 6.1(a).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Party” shall have the meaning given to that term in Section 11.3

“Delivery Month” means one calendar month (or applicable portion thereof), beginning on the first day of the applicable calendar month at 12:00 AM local time at the location of the Project through and including the last day of the applicable calendar month ending at 11:59 PM local time at the location of the Project.

“DIP Order” or “DIP Orders” shall have the meaning given to that term in the RCF Agreement.

“DIP RCF Roll-Up Loans” shall have the meaning given to that term in the RCF Agreement.

“Disposition” shall have the meaning given to that term in the RCF Agreement.

“Effective Date” shall have the meaning given to that term in the preamble to this Agreement.

“EMTS” shall have the meaning given to that term in Schedule 1.1.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any other Person involving violations of Environmental Laws or Releases of Hazardous Materials (a) on, at or from any assets, properties, or business of BKRF, (b) from adjoining properties or businesses which have migrated to any of the real property owned by BKRF and upon which the Project is located, or (c) from or onto any facilities which received Hazardous Materials generated by BKRF.

“Environmental Laws” means any and all Applicable Laws, judgments, decrees, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to (a) pollution or the protection of the environment, natural resources or special status species and their habitat, (b) the Release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and (c) occupational safety matters, and, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any consent, waiver, variance, registration, filing, notice, certificate, license, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority required under Environmental Laws.

“EPA” means the U.S. Environmental Protection Agency.

“Equity Interest” shall have the meaning given to that term in the RCF Agreement.

“Excess Feedstock Monthly Quantity” shall have the meaning given to that term in Section 3.1(a)(ii).

“Excess Forecasted Product Quantity” shall have the meaning given to that term in Section 4.1(a)(ii).

“Excess Produced Product Quantity” shall have the meaning given to that term in Section 4.1(a)(ii).

“Excess Product Monthly Quantity” shall have the meaning given to that term in Section 4.1(a)(ii).

“Excluded Products” means, collectively, renewable propane and renewable butane.

“Excluded Renewable Attributes” means all market valued renewable credits (including any related tax credits or allowances) issued in relation to or for which BKRF qualifies under any Applicable Law or Pathway based upon the production and output of the Excluded Products from the Project.

“Facility Fee” means $0.01 per Gallon of Product owed by Vitol to BKRF under the Storage Services Agreement for each Gallon of Product removed from the Project by Vitol (whether for its own account or for a Product Counterparty to whom Vitol has re-sold such Product).

“FBTC” means the Federal Blenders Tax Credit, which applies to Blenders of Product mixtures as set forth in Internal Revenue Code Sections 6426(a) and (c), and Persons that sell or use alternative fuel as a fuel in a motor vehicle or motorboat and in aviation, as set forth in Internal Revenue Code Sections 6426(a) and (d).

“FBTC Value” means, with respect to each Gallon of Product purchased by Vitol and qualifying for a FBTC, the amount of $1 per Gallon.

“Feedstock” means soybean oil, canola oil and camelina oil and, to the extent approved by the Parties in writing in accordance with Section 2.4, other plant-based oil and animal fat feedstocks, which substances are more fully set out in Feedstock Specifications.

“Feedstock Administrative Fee” shall have the meaning given to that term in Section 3.5.

“Feedstock Counterparty” means, with respect to a Third Party Feedstock Contract, the Person supplying Feedstock purchased by Vitol and sold to BKRF pursuant to Article III.

“Feedstock Counterparty Delivery Shortfall Damages” shall have the meaning given to that term in Section 3.2(c).

“Feedstock Contract Price” means the price determined on an Arm’s Length Basis at which Vitol purchases the Feedstock at the Feedstock Delivery Point under a Third Party Feedstock Contract, unless the Parties agree that another price shall apply.

“Feedstock Delivery Point” means the point at which rail cars or trucks moving the Feedstock are constructively placed at the Site of the Project.

“Feedstock Delivery Shortfall Damages” shall have the meaning given to that term in Section 3.3.

“Feedstock Delivery Shortfall Quantity” shall have the meaning given to that term in Section 3.3.

“Feedstock Forecast” shall have the meaning given to that term in Section 3.2(a).

“Feedstock Forecast Period” shall have the meaning given to that term in Section 3.2(a).

“Feedstock Monthly Maximum Quantities“ means the Feedstock Monthly Maximum Quantities for each Feedstock being purchased by BKRF from Vitol as set out in Schedule 2.1.

“Feedstock Price” shall have the meaning given to that term in Section 3.5.

“Feedstock Receipt Shortfall Damages" shall have the meaning given to that term in Section 3.4.

“Feedstock Receipt Shortfall Quantity" shall have the meaning given to that term in Section 3.4.

“Feedstock Replacement Actual Price” means the price (on a $ per Pound basis), determined on an Arm’s Length Basis, which BKRF actually pays to a Third Party for the purchase of replacement Feedstock, as contemplated by Section 3.3(a), in respect of a Feedstock Delivery Shortfall Quantity.

“Feedstock Replacement Actual Quantity” shall have the meaning given to such term in Section 3.3(a).

“Feedstock Replacement Market Price” means the price (on a $ per Pound basis), determined on an Arm’s Length Basis, which BKRF would pay to a Third Party for the purchase of replacement Feedstock delivered to the Feedstock Delivery Point, as contemplated by Section 3.3(b), in respect of a Feedstock Delivery Shortfall Quantity.

“Feedstock Replacement Market Quantity” shall have the meaning given to such term in Section 3.3(b).

“Feedstock Resale Actual Price” means the price (on a $ per Pound basis), determined on an Arm’s Length Basis, which Vitol actually receives from a Third Party for the resale of Feedstock, as contemplated by Section 3.4(a), in respect of a Feedstock Receipt Shortfall Quantity.

“Feedstock Resale Actual Quantity” shall have the meaning given to such term in Section 3.4(a).

“Feedstock Resale Market Price” means the price (on a $ per Pound basis), determined on an Arm’s Length Basis, which Vitol would charge to a Third Party for the resale of Feedstock not purchased by BKRF, as contemplated by Section 3.4(b), in respect of a Feedstock Receipt Shortfall Quantity.

“Feedstock Resale Market Quantity” shall have the meaning given to such term in Section 3.4(b).

“Feedstock Resale Undelivered Quantity” shall have the meaning given to such term in Section 3.4(c).

“Feedstock Specifications” means the Feedstock Specifications set out in Schedule 2.1, which specifications shall apply to each specific cargo of Feedstock offered for sale by Vitol to BKRF, as such Feedstock Specifications may be modified from time to time by the Parties.

“Feedstock Specifications and Terms” means the Feedstock Specifications and the terms and conditions for each Feedstock as more fully set out in Schedule 2.1, as the same may be modified from time to time by the Parties.

“Feedstock Supply Offer” shall have the meaning given to that term in Section 3.2(b).

“Final Order” shall have the meaning given to that term in the RCF Agreement.

“Financial Model” shall have the meaning given to that term in the Term Credit Agreement.

“GAAP” means, subject to Section 1.4, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Gallon” means a unit of volume equivalent to 231 cubic inches of liquid corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any federal, state, local or political subdivision thereof in the United States, or any agency or instrumentality of such government or political subdivision thereof, or any other governmental authority or entity, or quasi-governmental authority or entity (including any governmental agency, branch, department or other entity and any court or other tribunal of competent jurisdiction) having jurisdiction over a Party, the Project, Feedstock or Product to be delivered pursuant to this Agreement, and acting within its legal authority.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Holdings” means BKRF OCP, LLC, a Delaware limited liability company.

“Indebtedness” shall have the meaning given to that term in the RCF Agreement.

“Indemnified Party” shall have the meaning given to that term in Section 9.1(c).

“Indemnifying Party” shall have the meaning given to that term in Section 9.1(c).

“Independent Inspector” means any one or more mutually acceptable, recognized, independent inspectors designated to, as applicable, inspect the quality and/or quantity of the Product or Feedstock or to undertake any other inspection, audit or analysis contemplated by the provisions of this Agreement, including, but not limited to, undertaking any audit or other inspection of the documentation, information and other materials required for confirmation that the Product or Feedstock, as applicable, complies with Applicable Laws, including the RFS2 Regulations and CARB LCFS Regulations.

“Initial Feedstock Fill Quantity” shall have the meaning given to that term in Section 3.17.

“Initial Term” shall have the meaning given to that term in Section 2.1(a).

“Intellectual Property Right” shall have the meaning given to that term in Section 9.2.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the A&R Date, among Vitol, as the RCF Representative (as defined therein), Orion Energy Partners TP Agent, LLC, as the DIP Term Loan Collateral Agent (as defined therein), CTCI, and BKRF, in the capacities more fully defined therein.

“Interim Order” shall have the meaning given to that term in the RCF Agreement.

“Invalid RIN” shall have the meaning given to that term in Schedule 2.1.

“Inventory Adjustment Transaction” shall have the meaning given to that term in Schedule 6.2.

“Inventory Adjustment Transaction Procedures” means the procedures set forth in Schedule 6.2.

“Investment” shall have the meaning given to that term in the RCF Agreement.

“IRS” means the United States Internal Revenue Service.

“KYC” means due diligence performed to “know your counterparty”.

“LCFS Credit” has the meaning set out in the CARB LCFS Regulations.

“LCFS Value” means, with respect to each Gallon of Product, the amount (in $/Gallon) actually realized by Vitol for any LCFS Credits associated with each Gallon of Product sold by Vitol.

“Lender Cure Rights” shall have the meaning given to that term in Section 15.1.

“Letter of Credit” means an irrevocable standby Letter of Credit, issued by a Qualified Institution, in a form acceptable to Vitol.

“Letter of Credit Default” means with respect to an outstanding Letter of Credit, the occurrence of any of the following events: (i) the issuer of such Letter of Credit is no longer a Qualified Institution, (ii) the issuer of the Letter of Credit fails to comply with or perform its obligations under such Letter of Credit if such failure is continuing after the lapse of any applicable grace period; (iii) the issuer of such Letter of Credit disaffirms, disclaims, repudiates, or rejects, in whole or in part, or challenges the validity of, such Letter of Credit; (iv) such Letter of Credit expires or terminates, or fails or ceases to be in full force and effect, at any time while required to be maintained pursuant to the terms of this Agreement; or (v) any event analogous to an event specified in Section 11.1(d) of this Agreement occurs with respect to the issuer of such Letter of Credit; provided, however, that a Letter of Credit Default will not occur in any event with respect to a Letter of Credit after the time such Letter of Credit is required to be cancelled or returned to BKRF in accordance with the terms of this Agreement.

“Liabilities” means any and all claims, demands, suits, losses, damages, charges, fines, penalties, deficiencies, assessments, interest, costs and expenses of any kind (including reasonable attorneys' fees, court costs and other disbursements), and liabilities of every type and character, including personal injury or death to any Person or loss or damage to any personal or real property, including in respect of environmental laws, and any such amounts directly or indirectly arising out of or related to any cause of action, suit, proceeding, judgment, settlement or judicial or administrative order related to the foregoing.

“Liabilities Claim” shall have the meaning given to such term in Section 9.1(c).

“Lien” shall have the meaning given to such term in the RCF Agreement.

“Material Adverse Effect” means (i) with respect to BKRF, a material adverse effect on: (a) the business, assets, properties (including the Site), operations or financial condition of BKRF, taken as a whole; (b) the ability of BKRF, taken as a whole, to perform its material obligations under this Agreement and the other RCF Documents, in each case in accordance with the terms thereof; (c) the rights and remedies of Vitol under this Agreement and the other RCF Documents; or (d) the rights or remedies of BKRF under the Material Contracts, taken as a whole and (ii) with respect to Vitol, a material adverse effect on: (a) the ability of Vitol, taken as a whole, to perform its material obligations under this Agreement, in accordance with the terms hereof, or (b) the rights and remedies of BKRF under this Agreement.

“Material Contract” means any “Material Project Document” under, and as defined in, the Term Credit Agreement.

“Milestone” shall have the meaning given to that term in the RCF Agreement.

“Milestone Condition” shall have the meaning given to that term in the RCF Agreement.

“Milestone Date” shall have the meaning given to that term in the RCF Agreement.

“Moody’s” means Moody’s Investors Service, Inc. (or a successor thereto).

“MSDS” shall have the meaning given to that term in Section 12.2.

“Naphtha” means the naphtha produced at the Project and meeting the Product Specifications.

“Naphtha Delivery Point” means the rail car or truck into which the Naphtha is loaded by BKRF.

“Naphtha Storage Tanks” means the storage tanks located at the Project in which BKRF stores Naphtha after it has been inspected and approved by Vitol, as designated by BKRF from time to time, which storage tanks may be the Product Certification Tank subsequent to such inspection and approval by Vitol or may be another storage tank at the Project into which the Naphtha has been moved subsequent to such inspection and approval by Vitol.

“New Financing” shall have the meaning give to that term in Section 10.2.

“New Financing Covenants” shall have the meaning give to that term in Section 10.2.

“New Item” shall have the meaning given to such term in Section 2.4.

“Off-Specification Feedstock” shall have the meaning given to that term in Section 3.7.

“Off-Specification Product” shall have the meaning given to that term in Section 4.8.

“Parent” means Global Clean Energy Holdings, Inc., a Delaware corporation.

“Party” and “Parties” shall have the meaning given to that term in the preamble to this Agreement.

“Pathway” has the meaning assigned by Applicable Law for the low-CI, renewable or “green” fuels program agreed by the Parties to be applicable to this Agreement and based on the context in which the term is used. Unless otherwise defined by a fuel program applicable to this Agreement, a Pathway shall be defined as a path-dependent lifecycle assessment of a particular fuel’s CI.

“Performing Party” shall have the meaning given to that term in Section 11.3.

“Permit” means any approval, authorization, consent, license, permit, registration or certificate issued by a Governmental Authority.

“Permitted Transferee” means a Person that (a) is a Qualified Operator, (b) owns the Project, and (c) satisfies Vitol’s internal credit and KYC requirements as applied in good faith by Vitol in a manner consistent with their application under similar circumstances.

“Person” shall mean an individual, firm, corporation, partnership (limited or general), limited liability company, limited liability partnership, joint venture, trust, estate, association or other legal entity.

“Petition Date” shall have the meaning given to that term in the RCF Agreement.

“Portfolio Price Adjustment” shall have the meaning set forth in Schedule 6.2.

“Portfolio Price Position” shall have the meaning set forth in Schedule 6.2.

“Potential Product Counterparty” means any one or more Persons, which may include any Affiliate of Vitol, who is a typical purchaser of the Products in the Product markets encompassing the Project and from whom Vitol will solicit Product Purchase Offers.

“Pound” means 16 ounces avoirdupois weight.

“Prepetition RCF Administrative Agent” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Agents” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Collateral” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Collateral Agent” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Credit Agreement” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Lenders” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Loan Documents” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Obligations” shall have the meaning given to that term in the RCF Agreement.

“Prepetition RCF Secured Parties” shall have the meaning given to that term in the RCF Agreement.

“Prepetition Term Loan Administrative Agent” shall have the meaning given to that term in the RCF Agreement.

“Prepetition Term Loan Credit Agreement” shall have the meaning given to that term in the RCF Agreement.

“Prepetition Term Loan Creditors” shall have the meaning given to that term in the RCF Agreement.

“Pre-Start Date Termination Payment” shall have the meaning given to that term in Section 2.2(b).

“Prime Rate” means the rate published in The Wall Street Journal as the “Prime Rate” from time to time (or, if more than one such rate is published, the arithmetic mean of such rates), in either case, determined as of the date of the obligation to pay interest arises, but in no event more than the maximum rate permitted by Applicable Law.

“Product” means Renewable Diesel, Naphtha, and, to the extent approved by the Parties in writing in accordance with Section 2.4, other similar renewable finished product output from the Project, other than Excluded Products, which Products are more fully set out in Product Specifications, and unless otherwise specified in this Agreement, all Renewable Attributes associated therewith.

“Product Administrative Fee” shall have the meaning given to that term in Section 4.5.

“Product Certification Tanks” means the storage tanks and related equipment at the Project designated by BKRF for certification and other inspection of Product prior to delivery to Vitol, in accordance with the terms of this Agreement, the Storage Services Agreement, and, as applicable, the Project F&P Handling Requirements.

“Product Contract Price” means, unless otherwise stated to the contrary in this Agreement, each of the Third Party Product Contract Price and the Vitol Product Contract Price.

“Product Counterparty” means, with respect to a Third Party Product Contract, the Person purchasing (i) Product and Renewable Attributes associated with such Product, each as purchased by Vitol from BKRF pursuant to Article IV, (ii) only Renewable Attributes separated by Vitol from the Product purchased by Vitol from BKRF pursuant to Article IV or (iii) only Product separated by Vitol from the associated Renewable Attribute purchased by Vitol from BKRF pursuant to Article IV.

“Product Delivery Point” means unless otherwise stated to the contrary in this Agreement, each of the Naphtha Delivery Point and the RD Delivery Point.

“Product Delivery Shortfall Quantity” shall have the meaning given to that term in Section 4.4.

“Product Forecast” shall have the meaning given to that term in Section 4.2(a).

“Product Forecast Period” shall have the meaning given to that term in Section 4.2(a).

“Product Monthly Maximum Quantities” means the Product Monthly Maximum Quantities for each Product being purchased by Vitol from BKRF as set out in Schedule 1.1.

“Product Price” has the meaning set forth in Section 4.5.

“Product Purchase Offer” shall have the meaning given to that term in Section 4.2(c).

“Product Purchase Shortfall Quantity” shall have the meaning given to that term in Section 4.3.

“Product Replacement Actual Price” means the price (on a $ per Gallon basis), determined on an Arm’s Length Basis, which Vitol actually pays to a Third Party for the purchase of replacement Product, as contemplated by Section 4.4(a), in respect of a Product Delivery Shortfall Quantity.

“Product Replacement Actual Quantity” shall have the meaning given to that term in Section 4.4(a).

“Product Replacement Market Price” means the price (on a $ per Gallon basis), determined on an Arm’s Length Basis, which Vitol would pay to a Third Party for the purchase of replacement Product, as contemplated by Section 4.4(b), in respect of a Product Delivery Shortfall Quantity.

“Product Replacement Market Quantity” shall have the meaning given to that term in Section 4.4(b).

“Product Resale Actual Price” means the price (on a $ per Gallon basis), determined on an Arm’s Length Basis, which BKRF actually receives from a Third Party for the resale of Product, as contemplated by Section 4.3(a), in respect of a Product Purchase Shortfall Quantity.

“Product Resale Actual Quantity” shall have the meaning given to that term in Section 4.3(a).

“Product Resale Market Price” means the price (on a $ per Gallon basis), determined on an Arm’s Length Basis, which BKRF would charge to a Third Party for the resale of Product, as contemplated by Section 4.3(b), in respect of a Product Purchase Shortfall Quantity.

“Product Resale Market Quantity” shall have the meaning given to that term in Section 4.3(b).

“Product Specifications” means the Product Specifications set out in Schedule 1.1, which specifications shall apply to all Product offered for sale by BKRF to Vitol, as the same may be modified from time to time by the Parties.

“Product Specifications and Terms” means the Product Specifications and the terms and conditions for Product set forth in Schedule 1.1, as the same may be modified from time to time by the Parties pursuant thereto.

“Product Storage Tanks” means each of the Naphtha Storage Tanks and RD Storage Tanks.

“Project” means the renewable diesel facility currently under construction in Bakersfield, California, that BKRF intends to own, maintain and operate to process Feedstock into Product.

“Project Documents” means, without duplication, the Material Contracts and each other agreement related to the development, construction, operation, maintenance, management, administration, ownership or use of the Project, the sale of Renewable Diesel therefrom, the provision of feedstocks, catalyst and other services thereto and real property rights and interests relating to the Project, in each case, entered into by, or assigned to, BKRF.

“Project F&P Handling Requirements” means the Project F&P Handling Requirements set out in Schedule 3.1.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposal Notice” shall have the meaning given to such term in Section 2.4.

“Provisional Feedstock Forecast” shall have the meaning given to that term in Section 3.2(a).

“Provisional Feedstock Forecast Month” shall have the meaning given to that term in Section 3.2(a).

“Provisional Feedstock Forecast Review Month” shall have the meaning given to that term in Section 3.2(b).

“Provisional Product Forecast” shall have the meaning given to that term in Section 4.2(a).

“Provisional Product Forecast Month” shall have the meaning given to that term in Section 4.2(a).

“Provisional Product Forecast Review Month” shall have the meaning given to that term in Section 4.2(b).

“Qualified Institution” means a U.S. commercial bank or the U.S. branch office of a foreign bank, in each case that is not affiliated with either party and having (i) a Credit Rating of at least “A-” by S&P and “A3” by Moody’s and (ii) assets of at least US $10 billion; provided that upon the occurrence of a Letter of Credit Default of the type described in clauses (ii), (iii), or (v) of the definition thereof with respect to an issuer of a Letter of Credit, such issuer will cease to be a Qualified Institution for purposes of the definition of the term “Letter of Credit” unless otherwise approved as such by Vitol.

“Qualified Operator” means a Person that, individually or together with its Affiliates has, or has entered into an agreement with a Person to operate and maintain the Project that has, at least five years of experience operating bio-fuel, petrochemical or crude oil refinery facilities in North America or Europe.

“RCF Administrative Agent” shall have the meaning given to the term “DIP RCF Administrative Agent” in the RCF Agreement.

“RCF Agents” shall have the meaning given to that term in the RCF Agreement.

“RCF Agreement” means the Senior Secured Super-Priority Debtor-in-Possession Credit Agreement dated as of the A&R Date, among BKRF, as a debtor and debtor-in-possession and as borrower, the guarantors party thereto, as debtors and debtors-in-possession and as guarantors, the lenders party thereto, and Vitol, as administrative agent, collateral agent, and lender.

“RCF Collateral Agent” shall have the meaning given to the term “RCF Representative” in the Intercreditor Agreement.

“RCF Collateral” means all assets, whether now owned or hereafter acquired, existing or arising by any RCF Loan Party and wherever located, in which a Lien is granted or purported to be granted to any RCF Creditor as security for any RCF Obligations.

“RCF Creditor” shall have the meaning given to that term in the Intercreditor Agreement.

“RCF Default Rate” shall have the meaning given to the term “Default Rate” in the RCF Agreement.

“RCF Documents” shall have the meaning given to that term in the Intercreditor Agreement.

“RCF Lenders” shall have the meaning given to the term “DIP RCF Lenders” in the RCF Agreement.

“RCF Loan Documents” shall have the meaning given to the term “DIP RCF Loan Documents” in the RCF Agreement.

“RCF Loan Party” shall have the meaning given to the term “Loan Party” in the RCF Agreement.

“RCF Obligations” shall have the meaning given to that term in the Intercreditor Agreement.

“RCF Secured Parties” shall have the meaning given to the term “DIP RCF Secured Parties” in the RCF Agreement.

“RCF Security Documents” shall have the meaning given to the term “Security Documents” in the RCF Agreement.

“RD Delivery Point” means the point at which the Renewable Diesel passes the outlet flange of the applicable Product Certification Tanks.

“RD Storage Tanks” means those two storage tanks and related equipment at the Project, each as identified in the Storage Services Agreement, necessary for BKRF to provide Vitol sufficient on-site storage capacity for its Renewable Diesel.

“Release” means any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Remaining Provisional Feedstock Forecast” shall have the meaning given to that term in Section 3.2(a).

“Remaining Provisional Product Forecast” shall have the meaning given to that term in Section 4.2(a).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health, safety or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other corrective actions with respect to Hazardous Materials required by Environmental Laws.

“Renewable Attributes” means CFPCs, FBTCs, LCFS Credits, and RINs and, to the extent approved by the Parties in writing in accordance with Section 2.4, other similar market valued renewable credits available from the Product output from the Project.

“Renewable Attribute Sale Price” means, as applicable, the CFPC Value, FBTC Value, LCFS Value, and RINs Value and, to the extent approved by the Parties in writing in accordance with Section 2.4, value in $ per Gallon of other Renewable Attributes actually received by Vitol.

“Renewable Diesel” means the renewable finished diesel produced at the Project and meeting the Product Specifications.

“Renewal Term” shall have the meaning given to that term in Section 2.1(b).

“Response Notice” shall have the meaning given to such term in Section 2.4.

“Representatives” shall have the meaning given to that term in Section 13.5(a).

“Requesting Party” shall have the meaning given to such term in Section 2.4.

“Restricted Payment” shall have the meaning given to that term in the RCF Agreement.

“RFS2” means Renewable Fuel Standard 2 set forth in the RFS2 Regulations.

“RFS2 Regulations” means the regulations set forth in Subpart M of 40 CFR Part 80.

“RINs” shall have the meaning given to that term in Schedule 2.1.

“RINs Value” means the amount actually received by Vitol for RINs attached to a Gallon of an applicable Product purchased on an Arm’s Length Basis by a Product Counterparty under a Third Party Product Contract.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) (or a successor thereto).

“Scheduled Outage” means any scheduled maintenance, turnaround, repair, refurbishment or testing at the Project that impacts the ability of the Project to produce Product and is reflected in advance on the Annual Maintenance Schedule. Scheduled Outages do not include shutdown for Project improvements or economic reasons, which shall be agreed by the Parties or treated as Unscheduled Outages.

“Seller” means BKRF in the case of a sale of Product (including any associated Renewable Attributes) and any Excluded Renewable Attributes under this Agreement, and Vitol in the case of a sale of Feedstock under this Agreement.

“Sleeved Feedstock Contract” shall have the meaning given to such term in Section 3.16

“Sleeved Feedstock Counterparty” shall have the meaning given to such term in Section 3.16.

“Sleeved Product Contract” shall have the meaning given to such term in Section 4.15.

“Sleeved Product Counterparty” shall have the meaning given to such term in Section 4.15.

“Site” means the parcels of land owned in fee simple by BKRF on which the Project is located, as more particularly described on Schedule 1.01(D) (Site) of the RCF Agreement.

“Start Date” means the first date, as set forth in the Start Date Notice, that the Start-Up Period has been initiated and, as part of the Start-Up Period, the Project is receiving Feedstock and the Project has produced, over a consecutive 5-day period, an average of at least 5,000 barrels per day of Renewable Diesel meeting the Product Specifications and Terms applicable thereto.

“Start Date Deadline” shall have the meaning given to such term in Section 2.2(a).

“Start Date Notice” shall have the meaning given to such term in Section 2.3.

“Start-Up Period” means the period during which BKRF undertakes the commissioning procedures applicable to the start-up and operation of the Project and is ready to start receiving Feedstock in anticipation of producing Products.

“Start-Up Period Notice” shall have the meaning given to such term in Section 2.3.

“Storage Services Agreement” means that certain Storage Services Agreement dated as of the Effective Date, between Vitol and BKRF.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of BKRF.

“Super-Priority Claim” shall have the meaning given to that term in the RCF Agreement.

“Taxes, Fees, and/or Other Similar Levies” means all taxes, fees, levies or charges imposed by any Governmental Authority, including federal manufacturers excise taxes, environmental taxes, state and local motor fuel excise taxes, state and local sales and use taxes, gross receipts or franchise taxes, business and occupation taxes, state and local inspection fees, and federal, state and local oil spill taxes or fees.

“Term” means collectively, the Initial Term and each subsequent Renewal Term, if any.

“Term Administrative Agent” shall have the meaning given to the term “DIP Term Loan Agent” in the RCF Agreement.

“Term Credit Agreement” shall have the meaning given to the term “DIP Term Loan Credit Agreement” in the RCF Agreement.

“Term Financing Documents” shall have the meaning given to the term “DIP Term Loan Financing Documents” in the RCF Agreement.

“Termination Payment” shall have the meaning given to such term in Section 11.4.

“Term Loan Secured Parties” shall have the meaning given to the term “Term Loan Creditors” in the Intercreditor Agreement.

“Third Party” means a Person who is not BKRF or Vitol.

“Third Party Feedstock Contract” means a contract entered into between Vitol and a Feedstock Counterparty for the supply of Feedstock to be purchased by BKRF from Vitol under this Agreement, entered into by Vitol subsequent to an Accepted Feedstock Supply Offer.

“Third Party Product Contract” means a contract entered into between Vitol and a Product Counterparty for the sale of Product and associated Renewable Attributes to be purchased by Vitol from BKRF under this Agreement; provided, however, to the extent Vitol separately sells either only the Product or only the Renewable Attributes to a Product Counterparty, such Third Party Product Contract shall relate solely to the separate Product or Renewable Attributes being sold by Vitol to such Product Counterparty thereunder.

“Third Party Product Contract Price” means the price, determined on an Arm’s Length Basis, at which Vitol resells the Product (and any associated Renewable Attributes included in such resale) to a Product Counterparty under a Third Party Product Contract.

“Transaction Documents” means this Agreement, the Storage Services Agreement, the RCF Agreement, the Term Credit Agreement, the RCF Loan Documents, and the Financing Documents (as defined in the Term Credit Agreement).

“Transfer Date” shall have the meaning given to that term in Schedule 1.1.

“Uncontrollable Force Event” shall have the meaning given to that term in Section 8.1(a).

“Unpaid Amounts” means the amounts that became payable by one Party to the other Party under this Agreement on or prior to the date of termination and which remain unpaid at the date of termination.

“ULSD” means ultra-low-sulfur diesel.

“ULSD Delivery Point” means the outlet flange of the ULSD Storage Tanks.

“ULSD Storage Tanks” means the storage tanks at the Project used by BKRF for the storage of ULSD.

“Un-resold Product” means Product that has been delivered to Vitol but not yet resold to a Product Counterparty pursuant to a Third Party Product Contract (other than Product purchased by Vitol or its Affiliates for its own use, which shall be deemed to have been resold upon delivery of such Product to Vitol).

“Un-resold Renewable Attributes” means Renewable Attributes that have been delivered to Vitol in accordance with the terms set out in Schedule 1.1 but not yet resold to a Product Counterparty pursuant to a Third Party Product Contract (other than Renewable Attributes purchased by Vitol or its Affiliates for its own use, which shall be deemed to have been resold upon delivery of such Renewable Attributes to Vitol in accordance with the terms set out in Schedule 1.1).

“Unscheduled Outage” means an outage at the Project other than a Scheduled Outage.

“Vitol” shall have the meaning given to that term in the preamble to this Agreement.

“Vitol Feedstock Receipt Shortfall Damages” shall have the meaning given to that term in Section 3.2(c).

“Vitol Product Contract Price” means the price, determined on an Arm’s Length Basis, at which Vitol (including any Vitol Affiliate) purchases the Product (including any associated Renewable Attributes) and any Excluded Renewable Attributes from BKRF for its own use and not for resale at the time of such purchase by Vitol.

1.2  Construction. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

(a)	The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or Section or that an Article or Section relates only to the topical heading.

(b)	Reference to the singular includes a reference to the plural and vice versa.

(c)	Reference to any gender includes a reference to all other genders.

(d)	Unless otherwise provided, reference to any Article, Section, Schedule, means an Article, Section, or Schedule of or as attached to this Agreement.

(e)	The words “include” and “including” means include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Unless the context otherwise requires, any reference to Applicable Law or any particular statutory provision is a reference to such Applicable Law or particular provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant Applicable Law or statutory provision.

(g)	References to United States Dollars shall be a reference to the lawful currency from time to time of the United States of America.

(h)	Unless otherwise specified, references to, and the definition of, any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented or otherwise modified from time to time. References to the RCF Agreement shall be references to the RCF Agreement as in effect on the A&R Date and including amendments, supplements and modifications approved by Vitol. If the RCF Agreement is terminated, references shall be to the terms and conditions of the RCF Agreement as in effect on the A&R Date and including amendments, supplements and modifications approved by Vitol up to the time of termination.

(i)	References to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(j)	References herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(k)	A reference to any Party to this Agreement or another agreement or document includes such Party’s permitted successors and assigns.

(l)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3  Interpretation. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

1.4  Accounting Terms; Changes in GAAP.

(a)	Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by BKRF to Vitol pursuant to Section 1.1 of Exhibit A shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b)	Changes in GAAP. If BKRF notifies Vitol that BKRF requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5  Amendment and Restatement. The Parties agree that as of the A&R Date, the provisions set forth in this Agreement amend, restate, and supersede in their entirety the provisions of the Agreement that were in effect prior to the A&R Date.

Article II

TERM; START-UP PERIOD; START DATE; NEW ITEMS

2.1  Term.

(a)	Initial Term. Unless early terminated in accordance with the terms hereof, the initial delivery term of this Agreement (“Initial Term”) shall commence on the Effective Date and shall continue thereafter until the date that is thirty-six (36) months from and after the Start Date.

(b)	Renewal Terms. At the end of the Initial Term, this Agreement shall automatically renew for up to three successive periods of twelve (12) months each (each a “Renewal Term”) unless Vitol provides written notice of termination to BKRF at least one hundred and eighty (180) days prior to the end of the Initial Term or the then-current Renewal Term, in which event this Agreement shall terminate upon expiry of the Initial Term or the then-current Renewal Term, as applicable. For the avoidance of doubt, neither Party shall have any further obligations or liabilities to the other Party following termination in accordance with this Section 2.1(b) other than the payment of any Unpaid Amounts owing between the Parties, subject to the netting procedures set out in Section 6.1 and the survival of any terms and conditions of this Agreement intended to survive a termination hereof.

2.2  Early Termination.

(a)	Start Date Deadline. If the Start Date has not occurred on or before December 15, 2024, subject to a day-for-day extension for an Uncontrollable Force Event or a failure of performance by Vitol of its obligations under this Agreement (the “Start Date Deadline”), then Vitol shall have the right to terminate this Agreement and the Storage Services Agreement, by written notice to BKRF, at any time after the Start Date Deadline until the Start Date occurs (as evidenced by BKRF’s delivery of the Start Date Notice in accordance with Section 2.3).

(b)	If the Agreement is terminated by Vitol pursuant to this Section 2.2, then Vitol shall determine in a commercially reasonable manner a termination payment equal to (a) the sum of (i) (x) the greater of the Close-out Amount determined by Vitol as though Vitol were the Performing Party, not to exceed $***, and (y) $0, plus (ii) the Unpaid Amounts owing to Vitol less (b) the Unpaid Amounts owing to BKRF (“Pre-Start Date Termination Payment”). Vitol shall provide notice to BKRF of its determination of the Pre-Start Date Termination Payment, together with reasonable supporting documentation. The Party owing the Pre-Start Date Termination Payment shall pay such Pre-Start Date Termination Payment to the other Party within ten (10) days after BKRF’s receipt of such notice.

(c)	Vitol’s right to terminate and the payment by the owing Party of the Pre-Start Date Termination Payment in accordance with this Section 2.2 shall be the sole and exclusive remedies of the Parties in respect of BKRF’s failure to achieve the Start Date on or prior to the Start Date Deadline and neither Party shall have any further obligations or liabilities to the other Party following such termination, subject to the survival of any terms and conditions of this Agreement intended to survive a termination hereof.

2.3  Start Date Notice. BKRF shall keep Vitol reasonably informed as to the progress being made in connection with the commissioning and completion of the Project and any events or anticipated events that would result in an extension of Start Date Deadline. During the commissioning and Start-Up Period phases of the Project, BKRF agrees that it will provide written notice (together with reasonable supporting documentation) to Vitol promptly upon (i) the initiation of the Start-Up Period (the “Start-Up Period Notice”), such Start-Up Period Notice to include confirmation of the anticipated Start Date, and (ii) the actual Start Date (the “Start Date Notice”).

2.4  New Items. Vitol and BKRF may from time to time consult with each other and pursue opportunities for the purchase, processing, or production of feedstock, products, or renewable attributes that do not as of the Effective Date constitute Feedstock, Product, or Renewable Attributes (“New Items”), using the following approval process set forth in this Section 2.4 (the “Approval Process”) or any other agreed upon process. If a Party seeking to add a New Item to the Feedstock, Products, or Renewable Attributes contemplated by this Agreement (such Party, the “Requesting Party”) provides notice to the other Party detailing (a) the New Item proposed to be purchased, processed or produced and/or issued or qualified under any Applicable Law or Pathway, including, as applicable, the specifications for the New Item, (b) as applicable, the use to be made by the Requesting Party of the New Item or the New Item to be processed or produced at the Project, (c) as applicable, the Applicable Law or Pathway applicable to the New Item and (d) a forecast setting forth the Requesting Party’s best estimate of the quantity of any such New Item expected to be purchased, processed or produced and/or issued or qualified during the subsequent twelve (12) month period if approved by the other Party (such notice, a “Proposal Notice”), then the other Party agrees to consider and consult with the Requesting Party in good faith regarding the applicable New Item. The Party receiving the Proposal Notice shall notify the Requesting Party within thirty (30) days following its receipt of the Proposal Notice of its approval or denial (made in its sole discretion) of the New Item (such notice, a “Response Notice”); provided that failure to timely provide a Response Notice shall not be deemed a breach of such Party’s obligations under this Agreement or an approval of such New Item. If the Parties agree in writing to add any New Item (whether pursuant to the Approval Process or otherwise), the Parties shall thereafter amend this Agreement as necessary to accommodate such New Item.

Article III

PURCHASE AND SALE OF FEEDSTOCK

3.1  Feedstock Supply.

(a)	During each Delivery Month of the Term, Vitol agrees to sell to BKRF, and BKRF agrees to purchase from Vitol, all of the Feedstock delivered to Vitol under a Third Party Feedstock Contract during such Delivery Month, in accordance with the terms and conditions of this Agreement; provided that Vitol’s obligation to sell and BKRF’s obligations to purchase are subject to the following limitations as applicable:

(i)	Regardless of any Feedstock Forecast, Vitol shall not be obligated to supply Feedstock during any Delivery Month in excess of the Feedstock Monthly Maximum Quantities; provided, however, Vitol may modify the Feedstock Monthly Maximum Quantities for any Delivery Month pursuant to Section 3.1(a)(ii).

(ii)	If any Feedstock Forecast for any Delivery Month reflects a quantity of Feedstock in excess of the Feedstock Monthly Maximum Quantities (each an “Excess Feedstock Monthly Quantity”), then Vitol shall have the option to increase the Feedstock Monthly Maximum Quantities for such Delivery Month as set forth in this Section 3.1(a)(ii). On or before the tenth (10th) Business Day of the Provisional Feedstock Forecast Review Month, Vitol shall provide written notice to BKRF indicating whether it will or will not supply all or any portion of the Excess Feedstock Monthly Quantities and, if it will do so, how much of such Excess Feedstock Monthly Quantities it will supply (such portion being the “Additional Monthly Feedstock Supply Quantity”). To the extent Vitol elects to supply the Additional Monthly Feedstock Supply Quantity, all such Additional Monthly Feedstock Supply Quantity shall, for such Delivery Month, become part of the Feedstock Monthly Maximum Quantities for that particular Delivery Month. To the extent Vitol does not choose to supply all of the Excess Feedstock Monthly Quantities, BKRF may purchase all or any applicable portion of the Excess Feedstock Monthly Quantities from another Person; provided that BKRF shall not owe any Feedstock Administrative Fee for Feedstock purchased from such other Person(s).

(iii)	If any quantity of Feedstock is not delivered to Vitol under a Third Party Feedstock Contract, then Vitol shall not be required to deliver the corresponding quantities of Feedstock under this Agreement and Vitol will promptly notify BKRF of any such failed delivery and whether Vitol chooses to supply the corresponding quantities of Feedstock under this Agreement from other sources. If Vitol elects to supply such corresponding quantities of Feedstock, such Feedstock shall be supplied at the same price that Vitol would have been owed had Vitol received the corresponding quantity of Feedstock under such Third Party Feedstock Contract, and BKRF shall purchase such Feedstock from Vitol at the Feedstock Price. To the extent Vitol indicates in the foregoing notice that it will not supply the undelivered quantity of Feedstock, BKRF may purchase corresponding quantities of Feedstock from another Person; provided that BKRF shall not owe any Feedstock Administrative Fee for Feedstock purchased from such other Person(s). If any quantity of Feedstock is not delivered to Vitol under a Third Party Feedstock Contract, to the extent Vitol receives payment of the same from the Feedstock Counterparty, Vitol shall pass through to BKRF any actual Feedstock Counterparty Delivery Shortfall Damages paid to Vitol under the applicable Third Party Feedstock Contract.

(iv)	Vitol shall have no obligation to sell Feedstock to BKRF to the extent Vitol’s ability to supply such Feedstock is impaired by or BKRF’s ability to take delivery of such Feedstock is impaired by Unscheduled Outages or an Uncontrollable Force Event, or to the extent of BKRF’s failure to perform its obligations under this Agreement. In the event Vitol’s ability to supply such Feedstock is impaired by an Uncontrollable Force Event, until BKRF has been notified in accordance with Section 8.1(c) that such impairment has ceased and Vitol is able to supply Feedstock to BKRF, BKRF may purchase corresponding quantities of Feedstock from another Person; provided that BKRF shall not be obligated to pay to Vitol any Feedstock Administrative Fee for each Pound of Feedstock purchased from such other Person(s).

(b)	Except as otherwise expressly provided herein, Vitol shall be the exclusive supplier of Feedstock for the Project, and BKRF agrees that it will not purchase Feedstock from any other Person. In the event that BKRF purchases Feedstock from another Person when not permitted to do so under this Agreement, Vitol shall have the remedies set forth in Article XI.

3.2  Feedstock Forecasts; Feedstock Supply Offers.

(a)	BKRF will provide Vitol with BKRF’s good faith forecast, on a rolling three month basis (each such rolling three month period, a “Feedstock Forecast Period”) of BKRF’s weekly requirements for Feedstock, which shall be based upon commercially reasonable projections (the “Provisional Feedstock Forecast”, with the first Delivery Month of the Provisional Feedstock Forecast being the “Feedstock Forecast” and the second and third Delivery Months of the applicable Feedstock Forecast Period, the “Remaining Provisional Feedstock Forecast”). Such Provisional Feedstock Forecast shall be delivered during the “Provisional Feedstock Forecast Month” which shall be the month that ends three months in advance of the Delivery Month that is at the beginning of the Feedstock Forecast Period (e.g., for a Provisional Feedstock Forecast for April, May and June, the Provisional Feedstock Forecast Month would be December). Unless otherwise specifically indicated in a Provisional Feedstock Forecast, each Provisional Feedstock Forecast will, unless otherwise agreed to the contrary by the Parties, reflect pro-rated quantities for deliveries during each week of such Feedstock Forecast Period.

(b)	On or before the tenth (10th) Business Day of the month following the month during which any Provisional Feedstock Forecast was delivered (the “Provisional Feedstock Forecast Review Month”), in consultation with BKRF, Vitol shall identify Feedstock supply opportunities for any portion of such Feedstock Forecast and the Remaining Provisional Feedstock Forecast not already covered by prior Accepted Feedstock Supply Offers, evaluate all such Feedstock supply opportunities, and present new or updated Feedstock supply offers (“Feedstock Supply Offers”) to BKRF sufficient to satisfy any uncovered portion of the Feedstock Forecast and the Remaining Provisional Feedstock Forecast for each applicable Delivery Month during the Feedstock Forecast Period. Vitol shall not be required to pursue or present Feedstock supply opportunities (i) that are not available to Vitol on an Arm’s Length Basis from Feedstock Counterparties or (ii) from Persons who do not satisfy Vitol’s internal credit and KYC requirements for the Feedstock supply opportunities, which internal credit and KYC requirements shall be applied in good faith to Feedstock supply opportunities (and the Persons presenting them) in the same manner as to they are generally applied to similar transactions between Vitol and any other Person providing the supply of products similar to the Feedstock to Vitol.

(c)	Each Feedstock Supply Offer will set forth, for each identified cargo or cargoes of Feedstock, (i) the Feedstock Counterparty and the Feedstock Contract Price being offered by the Feedstock Counterparty, (ii) the individual and aggregate quantity(ies) thereof, (iii) the Feedstock Specifications thereof (which shall comply with the Feedstock Specifications and Terms), (iv) the transportation and logistics details and costs for delivery of such Feedstock cargo or cargoes to the Feedstock Delivery Point, (v) the terms applicable to the shortfall damages payable by the Feedstock Counterparty for a failure by such Feedstock Counterparty to deliver all or any portion of the Feedstock which is the subject of the Feedstock Supply Offer (such damages, the “Feedstock Counterparty Delivery Shortfall Damages”), (vi) the terms applicable to the shortfall damages payable by the buyer of the Feedstock for a failure by such buyer to take all or any portion of the Feedstock which is the subject of the Feedstock Supply Offer (such damages, the “Vitol Feedstock Receipt Shortfall Damages”), (vii) the amount of time available to accept or reject such Feedstock Supply Offer, and (viii) any other terms and conditions associated with such Feedstock Supply Offer as may be reasonably necessary for BKRF to make an informed decision as to whether to request Vitol to accept such Feedstock Supply Offer. All Feedstock Supply Offers presented to BKRF by Vitol shall be without mark-up by Vitol, except as otherwise noted in this Agreement.

(d)	Upon receipt of the Feedstock Supply Offers, BKRF shall timely consult with Vitol and on or before the earlier of the last Business Day of the Provisional Feedstock Forecast Review Month or the last Business Day in the time frame set forth in each such Feedstock Supply Offer for acceptance thereof, accept or reject such Feedstock Supply Offers in writing, with any failure by BKRF to respond to any such Feedstock Supply Offer received by BKRF within the time frame set forth in such Feedstock Supply Offer being deemed a rejection thereof. To the extent sufficient Feedstock Supply Offers are presented by Vitol to do so, BKRF shall accept Feedstock Supply Offers to the extent necessary to supply any uncovered portion of the Feedstock Forecast and a commercially reasonable portion of the uncovered portion of the Remaining Provisional Feedstock Forecast for the balance of the then applicable Feedstock Forecast Period; provided, however, BKRF shall not be obligated to accept any Feedstock Supply Offers for quantities greater than reflected in any then applicable Feedstock Forecast Period.

(e)	Upon BKRF’s acceptance in writing of a Feedstock Supply Offer (an “Accepted Feedstock Supply Offer”), Vitol shall (in its own capacity and not as an agent of BKRF) enter into a Third Party Feedstock Contract with the applicable Feedstock Counterparty on the same material terms and conditions as set forth in such Accepted Feedstock Supply Offer. For the avoidance of doubt, all statements and representations made by Vitol’s employees as to any Feedstock Counterparty shall be made on behalf of Vitol in its own capacity, and Vitol is not authorized to bind BKRF to any Third Party in connection with the negotiation or execution of any Third Party Feedstock Contract.

(f)	Vitol and BKRF may from time to time consult with each other and pursue Feedstock supply opportunities using any other agreed upon process that results in additional Accepted Feedstock Supply Offers, but shall have no obligation to do so.

3.3  Vitol’s Failure to Deliver Feedstock. If Vitol fails to deliver for purchase by BKRF all or any portion of Feedstock as required under this Agreement during any Delivery Month (such quantity of undelivered Feedstock being the “Feedstock Delivery Shortfall Quantity”), as BKRF’s sole and exclusive monetary remedy with respect to such failure, Vitol will pay BKRF an amount (the “Feedstock Delivery Shortfall Damages”) equal to the sum of:

(a)	with respect to any quantity of Feedstock actually purchased by BKRF to replace all or any portion of the Feedstock Delivery Shortfall Quantity (even if purchased from Vitol under a Sleeved Feedstock Contract) within thirty (30) days following Vitol’s failure to deliver the same (the “Feedstock Replacement Actual Quantity”), the greater of (i) the sum (without duplication) of (A) (1) the Feedstock Replacement Actual Price less the Feedstock Price under this Agreement multiplied by (2) the Feedstock Replacement Actual Quantity, plus (B) any additional incidental costs or damages paid by BKRF for the transportation and delivery of such Feedstock Replacement Actual Quantity before and to the Feedstock Delivery Point (as supported by reasonable documentation) or (ii) $0; plus

(b)	with respect to all or any portion of the Feedstock Delivery Shortfall Quantity for which BKRF does not actually purchase replacement Feedstock (including such quantity not offered by Vitol under a Sleeved Feedstock Contract) within thirty (30) days following Vitol’s failure to deliver the same (the “Feedstock Replacement Market Quantity”), the greater of (i) (A) the Feedstock Replacement Market Price less the Feedstock Price under this Agreement multiplied by (B) the Feedstock Replacement Market Quantity or (ii) $0; plus

(c)	without duplication as to the values set out in clauses (a) and (b) above, if a Feedstock Counterparty has not delivered Feedstock under a Third Party Feedstock Contract, any actual Feedstock Counterparty Delivery Shortfall Damages payable to Vitol under the applicable Third Party Feedstock Contract (as reasonably documented) received by Vitol for any such Feedstock Counterparty.

With respect to any Feedstock Delivery Shortfall Quantity, BKRF shall use commercially reasonable efforts to minimize incremental costs and value degradation and to mitigate its damages. Nothing in this paragraph shall limit the remedies of BKRF under Section 11.3(b) or Section 11.4.

3.4  BKRF’s Failure to Take Feedstock. Subject to BKRF’s right to reject Off-Specification Feedstock pursuant to Section 3.7 and except to the extent resulting from Vitol’s failure to perform its obligations under this Agreement, in the event BKRF fails to purchase all or any portion of the quantity of Feedstock available for purchase by BKRF from Vitol under any Third Party Feedstock Contracts (such quantity of unpurchased Feedstock being the “Feedstock Receipt Shortfall Quantity”), as Vitol’s sole and exclusive monetary remedy with respect to such failure, BKRF will pay Vitol an amount (the “Feedstock Receipt Shortfall Damages”) equal to the sum of:

(a)	with respect to any quantity of the Feedstock Receipt Shortfall Quantity delivered to Vitol and actually resold by Vitol to a Third Party within thirty (30) days following such delivery (the “Feedstock Resale Actual Quantity”), the greater of (i) the sum (without duplication) of (A) (1) the Feedstock Price under this Agreement less the Feedstock Resale Actual Price multiplied by (2) the Feedstock Resale Actual Quantity, plus (B) any additional incidental costs or damages paid by Vitol for the transportation, delivery and storage of such Feedstock Resale Actual Quantity in connection with the resale (as supported by reasonable documentation), plus (C) the Feedstock Administrative Fee for each Pound of such Feedstock Resale Actual Quantity resold, or (ii) $0; plus

(b)	with respect to any quantity of the Feedstock Receipt Shortfall Quantity delivered to Vitol and not resold by Vitol to a Third Party within thirty (30) days following such delivery (the “Feedstock Resale Market Quantity”), the greater of (i) the sum (without duplication) of (A) (1) the Feedstock Price under this Agreement less the Feedstock Resale Market Price multiplied by (2) the Feedstock Resale Market Quantity, plus (B) any additional incidental costs or damages reasonably estimated by Vitol for the transportation, delivery and storage of such Feedstock Resale Market Quantity in contemplation of resale (as supported by reasonable documentation), plus (C) the Feedstock Administrative Fee for each Pound of such Feedstock Resale Market Quantity, or (ii) $0; plus

(c)	without duplication as to the values set out in clauses (a) and (b) above, if Vitol has not yet taken delivery of and does not subsequently take delivery of all or any portion of the Feedstock Receipt Shortfall Quantity due specifically to a notification from BKRF that it will not be purchasing all or any portion of the Feedstock Receipt Shortfall Quantity, then with respect to such quantity of Feedstock (the “Feedstock Resale Undelivered Quantity”), the value of any actual Vitol Feedstock Receipt Shortfall Damages paid by Vitol under the applicable Third Party Feedstock Contract to the Feedstock Counterparty (as reasonably documented), plus the Feedstock Administrative Fee for each Pound of such Feedstock Resale Undelivered Quantity.

With respect to any Feedstock Receipt Shortfall Quantity, Vitol shall use commercially reasonable efforts to minimize incremental costs and value degradation and to mitigate its damages. Nothing in this paragraph shall limit the remedies of Vitol under Section 11.3(b) or Section 11.4.

3.5  Feedstock Price. The price per Pound of Feedstock delivered by Vitol to BKRF at the Feedstock Delivery Point under this Agreement (the “Feedstock Price”) shall be equal to the sum of (without duplication) (a) the applicable Feedstock Contract Price, plus (b) all actual out-of-pocket and allocated storage, transportation, and other logistics costs incurred by Vitol or its Affiliates to deliver such Feedstock to the Project, if any, plus (c) a $*** per Pound handling and administrative fee (the “Feedstock Administrative Fee”). Vitol may allocate internal storage, transportation, and other logistics costs to transactions under this Agreement provided such costs are allocated in good faith and in the same manner as they are allocated to Vitol’s other transactions.

3.6  Feedstock Specifications. All Feedstock delivered by Vitol to BKRF pursuant to this Agreement shall meet the Feedstock Specifications as set forth in Schedule 2.1 of this Agreement.

3.7  Off-Specification Feedstock. Should the quality of any Feedstock delivered by Vitol during the Term of this Agreement not meet the Feedstock Specifications (“Off-Specification Feedstock”), BKRF will have the option to accept or reject the Off-Specification Feedstock, including rejection after production of the Product, should Vitol fail to provide necessary documentation for the Feedstock as specified in the RFS2 Regulations. If BKRF rejects the Off-Specification Feedstock, Vitol shall be deemed to have failed to deliver such quantity of Off-Specification Feedstock and the provisions of Section 3.3 shall be applicable to such quantity of Off-Specification Feedstock. If BKRF accepts the Off-Specification Feedstock, (a) any Liabilities accrued due to the Off-Specification Feedstock will be the responsibility of BKRF and (b) the Parties will agree to an equitable reduction of the Feedstock Price for the full quantity of such Off-Specification Feedstock accepted by BKRF, except that the Feedstock Price shall only be reduced to the extent the applicable Feedstock Contract Price is reduced due to the Off-Specification Feedstock not meeting the Feedstock Specifications.

3.8  Quantity Determinations. The quantity of Feedstock delivered by Vitol to BKRF shall be determined in accordance with the Project F&P Handling Requirements.

3.9  Quality Determinations. The quality of Feedstock shall be determined by load certificate of analysis subject to verification by BKRF at the Feedstock Delivery Point. Should a quantity of Feedstock supplied by Vitol not meet the Feedstock Specification following verification, which verification may be made by an Independent Inspector retained by BKRF at such time as the Feedstock is being delivered by Vitol to the Feedstock Delivery Point, BKRF may accept or reject the Off-Specification Feedstock pursuant to Section 3.7. Should a quantity of Off-Specification Feedstock be accepted by BKRF, the load certificate of analysis shall be final and binding except in the case of fraud or manifest error. Testing and certification procedures for the quality of Feedstock shall be undertaken in accordance with Sections 5.3 and 5.4.

3.10  Delivery. Vitol will deliver Feedstock to the Feedstock Delivery Point in accordance with Article VII.

3.11  Title and Custody Transfer. Title and custody to Feedstock will transfer from Vitol to BKRF at the Feedstock Delivery Point.

3.12  Reporting; Compliance Documentation; Access for Audits. In connection with delivery of Feedstock, Vitol shall provide all required compliance documentation for Feedstock deliveries and any other information in Vitol’s possession, custody, and control that is needed by BKRF to generate RINs as per 40 CFR Part 80 Subpart M and LCFS Credits under the CARB LCFS Regulations, including, without limitation, the following:

(a)	For specified-sourced Feedstock, such as used cooking oil, animal fats, fish oil, yellow grease, distillers corn oil, distillers sorghum oil, brown grease, and any other materials described in Section 95488.8(g)(1)(A) of the CARB LCFS Regulations, chain of custody evidence from the point of origin to the Feedstock Delivery Point. This includes all materials described in Section 95488.8(g)(1)(B) of the CARB LCFS Regulations and 40 CFR Sections 80.1450 and 80.1454.

(b)	For planted crops or crop residue Feedstock, such as soybean oil, chain of custody evidence which demonstrates crops were grown on land in cultivation prior to December 19, 2007 and as described in 40 CFR Section 80.1454.

(c)	Vitol shall ensure that an Independent Inspector shall have access to all Feedstock supply facilities to conduct audits and annual LCFS verifications, including, but not limited to, all documentation demonstrating the amounts of Feedstock purchased and the location of the establishment from which such Feedstock was first collected.

3.13  BKRF Claims. BKRF shall assert any claim it has as to defects in quality of Feedstock by providing written notice (together with all necessary supporting documentation) to Vitol within thirty (30) days after the delivery of the Feedstock in question. If BKRF fails to assert such claim within this time frame, such claims will be deemed to have been waived. In the event of a dispute between the Parties relating to conflicting data from multiple laboratory analyses of Feedstock quality, the Independent Inspector shall determine the quality of the Feedstock and any such finding shall be binding on the Parties, absent manifest error or fraud.

3.14  Feedstock Counterparty Claims. At the request of Vitol, BKRF will provide reasonable assistance to Vitol with defending any claims made by a Feedstock Counterparty or transporter of the Feedstock against Vitol, and enforcing any claims that Vitol may bring against any such Person related to the Feedstock, in each case which is the subject of any Third Party Feedstock Contract (including (but not in replacement of any Liabilities of Vitol under Section 3.13) that any Feedstock delivered fails to meet the Feedstock Specifications). In all such instances wherein claims are made by a Third Party against Vitol, all such claims and associated Liabilities shall be for the account of Vitol, and if BKRF is joined in any proceeding arising under a Third Party Feedstock Contract or transportation contract related to the specific Feedstock to be or which was supplied under any such Third Party Feedstock Contract, BKRF shall have the rights afforded to it as an Indemnified Party under Article IX, subject to the restrictions set forth in Article IX. Any obligation of Vitol to replace any Off-Specification Feedstock rejected by BKRF shall be an obligation of Vitol separate and apart from Vitol’s rights against any Feedstock Counterparty under a Third Party Feedstock Contract.

3.15  Vitol Trading Acknowledgments. BKRF acknowledges and agrees that (a) Vitol is a merchant of renewable feedstock and may, from time to time, be dealing with prospective Feedstock Counterparties, or pursuing trading or hedging strategies, in connection with aspects of Vitol’s own business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for BKRF; (b) Vitol may, in its sole discretion, determine whether to notify BKRF of any potential transaction with a Feedstock Counterparty and prior to notifying BKRF of any such potential transaction Vitol may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Vitol’s business and Vitol shall have no liability of any nature to BKRF as a result of any such determination; (c) Vitol has no fiduciary or trust obligations of any nature with respect to the Project or BKRF, subject to the provisions herein regarding confidentiality set forth in Article XIII; provided, however, that Vitol shall have the obligation to keep Confidential Information of BKRF confidential, including such information related to Feedstock acquisitions by Vitol for BKRF pursuant to any Accepted Feedstock Supply Offer or by BKRF from any other Person to the extent allowed for hereunder; (d) Vitol may enter into transactions and purchase renewable feedstock for its own account or the account of others at prices more favorable than those being charged to and paid by BKRF hereunder; and (e) nothing herein shall be construed to prevent Vitol, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in renewable feedstock or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any transaction under this Agreement. Notwithstanding the preceding provisions to the contrary, Vitol acknowledges and agrees that, except as may be required by Applicable Law, (i) Vitol shall not undertake duties and obligations under any one or more of clauses (a) through (e) above that would interfere with, prevent, limit, impair or supersede Vitol’s obligation to supply Feedstock to BKRF hereunder, and (ii) to the extent Vitol must choose between performing under such contract or sale as set out in any one or more of clauses (a) though (e) above, or performing under this Agreement, because it cannot do both simultaneously, Vitol shall choose to perform under this Agreement.

3.16  Sleeved Feedstock Contracts. To the extent Vitol breaches its obligation set out in the first sentence of Section 3.2(b) to provide Feedstock Supply Offers to BKRF, BKRF shall have a right to seek replacement Feedstock supply offers from any Person that is a commercial supplier of Feedstock satisfying Vitol’s credit requirements (as generally applied) and KYC requirements for the applicable transaction (each a “Sleeved Feedstock Counterparty”), and Vitol agrees that it will enter into documentation for such Feedstock supply with such Sleeved Feedstock Counterparty to the extent necessary to fulfill Vitol’s obligations hereunder (each such Feedstock agreement being a “Sleeved Feedstock Contract”). Each such Sleeved Feedstock Counterparty and each such Sleeved Feedstock Contract shall be deemed, after being entered into by Vitol, to be, respectively, a Feedstock Counterparty and a Third Party Feedstock Contract hereunder; provided, however, in relation to the quantity of Feedstock set out in each Sleeved Feedstock Contract, BKRF will not be obligated to pay to Vitol any associated Feedstock Administrative Fee for each Pound of Feedstock supplied to BKRF which Vitol purchased from such Sleeved Feedstock Counterparty.

3.17  Initial Feedstock Fill Quantity. The Parties hereby confirm that prior to, but in contemplation of the Effective Date, BKRF has provided Vitol with a Provisional Feedstock Forecast for a quantity of Feedstock sufficient for use by BKRF during the Start-Up Period (the “Initial Feedstock Fill Quantity”) and, relative to the Initial Feedstock Fill Quantity, the Parties have determined or are in the process of currently determining, as contemplated under Section 3.2, Feedstock Supply Offers such that Vitol has or will be entering into Third Party Feedstock Contracts for the supply of the Initial Feedstock Fill Quantity to the Project. The Parties have agreed that the terms and conditions of this Agreement shall be applicable to and govern (a) the Initial Feedstock Fill Quantity, including Vitol’s supply thereof and BKRF’s purchase thereof, and (b) BKRF’s supply and Vitol’s purchase of any Product and associated Renewable Attributes produced by BKRF during the Start-Up Period through the use of all or a portion of the Initial Feedstock Fill Quantity. At such time during the Start-Up Period as commercial quantities of the Product are being produced, the Parties agree to implement the provisions of each of Section 3.2 and Section 4.2 relative to Feedstock and Product forecasting.

Article IV

PURCHASE AND SALE OF PRODUCT

4.1  Purchase of Product.

(a)	During each Delivery Month of the Term, BKRF agrees to sell to Vitol, and Vitol agrees to purchase from BKRF, all of the Product scheduled to be produced by the Project for such Delivery Month in the Product Forecast, including all associated Renewable Attributes, in each case, in accordance with the terms and conditions of this Agreement; provided that BKRF’s obligation to sell and Vitol’s obligations to purchase are subject to the following limitations as applicable:

(i)	Regardless of any Product Forecast, Vitol shall not be obligated to purchase Product during any Delivery Month in excess of the Product Monthly Maximum Quantities or the quantity of Product scheduled to be produced by the Project for such Delivery Month in the Product Forecast; provided, however, Vitol may modify the Product Monthly Maximum Quantities for any Delivery Month pursuant to Section 4.1(a)(ii).

(ii)	If any Product Forecast for any Delivery Month reflects a quantity of Product in excess of the Product Monthly Maximum Quantities (“Excess Forecasted Product Quantity”) or the actual production of Product for any Delivery Month exceeds the quantity of Product scheduled to be produced by the Project for such Delivery Month in the Product Forecast (“Excess Produced Product Quantity”) (each of any Excess Forecasted Product Quantity and any Excess Produced Product Quantity, an “Excess Product Monthly Quantity”), then Vitol shall have the option to increase the Product Monthly Maximum Quantities for such Delivery Month as set forth in this Section 4.1(a)(ii). On or before the tenth (10th) Business Day of the Provisional Product Forecast Review Month (in respect of any Excess Forecasted Product Quantity) or the second (2nd) Business Day following notice from BKRF (in respect of any Excess Produced Product Quantity), Vitol shall provide written notice to BKRF indicating whether it will or will not purchase all or any portion of the Excess Product Monthly Quantities and, if it will do so, how much of such Excess Product Monthly Quantities it will purchase (such portion being the “Additional Monthly Product Purchase Quantity”). To the extent Vitol elects to purchase the Additional Monthly Product Purchase Quantity, all such Additional Monthly Product Purchase Quantity shall, for such Delivery Month, become part of the Product Monthly Maximum Quantities for that particular Delivery Month. To the extent Vitol does not choose to purchase all of the Excess Product Monthly Quantity, BKRF may sell all or any applicable portion of the Excess Product Monthly Quantity to another Person; provided that BKRF shall not be obligated to pay to Vitol any Product Administrative Fee for each Gallon of Product sold to such other Person(s).

(iii)	If during any Delivery Month BKRF does not have sufficient Feedstock to produce Product as a result of the failure of a Feedstock Counterparty or transport provider to deliver Feedstock that is the subject of a Third Party Feedstock Contract, then to the extent such insufficiency reduces production of Product below the Product Forecast for such Delivery Month, Vitol will remain obligated to purchase all Product during such Delivery Month.

(iv)	BKRF shall have no obligation to sell Product to Vitol to the extent the production of such Product is impaired by an Uncontrollable Force Event or Vitol’s failure to perform its obligations under this Agreement.

(v)	Vitol shall have no obligation to purchase Product to the extent the production of such Product is impaired by, or Vitol’s ability to take delivery of such Product is impaired by, Unscheduled Outages or an Uncontrollable Force Event, or to the extent of BKRF’s failure to perform its obligations under this Agreement.

(vi)	For the avoidance of doubt, all references in this Section 4.1 to the purchase of Product by Vitol or the right of BKRF to not sell the Product to Vitol shall be interpreted to (A) include the purchase by Vitol of (or the right of BKRF to not sell to Vitol) all Renewable Attributes associated with such purchased Product and (B) shall under no circumstances be interpreted to include the sale to or any obligation to sell to Vitol any Renewable Attributes separate and apart from the Product with which they are associated or any Excluded Products.

(b)	Except as otherwise expressly provided herein, Vitol shall be the exclusive purchaser of Product for the Project and the Renewable Attributes with respect thereto, and BKRF agrees that it will not sell Product or the Renewable Attributes with respect thereto to any other Person. In the event that BKRF sells Product or the Renewable Attributes with respect thereto to another Person when not permitted to do so under this Agreement, Vitol shall have the remedies set forth in Article XI.

4.2  Product Forecasts; Product Purchase Offers.

(a)	BKRF will provide Vitol with BKRF’s good faith forecast, on a rolling three month basis (each such rolling three month period, a “Product Forecast Period”) of BKRF’s weekly production of Product, which shall be based upon commercially reasonable projections (the “Provisional Product Forecast”), with the first month of the Provisional Product Forecast being the “Product Forecast” and the second and third Delivery Months of the applicable Product Forecast Period being the “Remaining Provisional Product Forecast”. Such Provisional Product Forecast shall be delivered no later than the tenth (10th) Business Day of the “Provisional Product Forecast Month”, which shall be the month that ends three months in advance of the Delivery Month that is at the beginning of the Product Forecast Period (e.g. for a Provisional Product Forecast for April, May and June, the Provisional Product Forecast Month would be December). Unless otherwise specifically indicated in a Provisional Product Forecast, each Provisional Product Forecast will, unless otherwise agreed to the contrary by the Parties, reflect pro-rated quantities for deliveries during each week of such Product Forecast Period.

(b)	On or before the last Business Day of the month following the month during which any Provisional Product Forecast was delivered (the “Provisional Product Forecast Review Month”), in consultation with Vitol, (i) BKRF shall use commercially reasonable efforts to modify its plans for the production of Product and the associated Provisional Product Forecast to the extent reasonably requested by Vitol (and supported by reasonable documentation as to the basis for such request) and (ii) after any such modifications, BKRF shall provide Vitol with BKRF’s updated Product Forecast and Remaining Provisional Product Forecast, which shall be based upon commercially reasonable projections, indicate the full volume of the Product to be delivered by BKRF to Vitol at the applicable Product Delivery Point, and set forth a schedule pursuant to which each such delivery is to be made (which should generally pro-rate deliveries over each week of such Delivery Month).

(c)	On or before the last Business Day of the Provisional Product Forecast Review Month, in consultation with BKRF, Vitol shall identify Product sale opportunities for any portion of the applicable Product Forecast and Remaining Provisional Product Forecast not already covered by Third Party Product Contracts, evaluate all such Product sale opportunities, and present new or updated offers for purchase of the Product by Potential Product Counterparties (each, a “Product Purchase Offer”) to BKRF. Vitol shall not be required to pursue or present Product sale opportunities (i) that are not available to Vitol on an Arm’s Length Basis from Product Counterparties or (ii) from Persons who do not satisfy Vitol’s internal credit and KYC requirements for the Product sale opportunities, as consistently and generally applied.

(d)	Each Product Purchase Offer will set forth (i) the Potential Product Counterparty and the Third Party Product Contract Price being offered by the Potential Product Counterparty, (ii) the individual and aggregate quantity(ies) of Product to be purchased and sold thereunder, (iii) the Product specifications required by the Potential Product Counterparty (which shall comply with the Product Specifications and Terms), (iv) the transportation and logistics details and costs for delivery of such Products to the Product Delivery Point, (v) the terms applicable to the shortfall damages payable by the Potential Product Counterparty for a failure by such Potential Product Counterparty to purchase all or any portion of the Product which is the subject of the Product Purchase Offer (such damages, the “Product Counterparty Receipt Shortfall Damages”), (vi) the terms applicable to the shortfall damages payable by the seller of the Products for a failure by such seller to deliver all or any portion of the Product which is the subject of the Product Purchase Offer (such damages, the “Vitol Product Delivery Shortfall Damages”), and (vii) the term length of the proposed Third Party Product Contract.

(e)	Upon receipt of the Product Purchase Offers, BKRF shall timely consult with Vitol and on or before the earlier of the last Business Day of the Provisional Product Forecast Review Month or the last Business Day in the time frame set forth in each such Product Purchase Offer for acceptance thereof, accept or reject such Product Purchase Offer in writing, with any failure by BKRF to respond to any such Product Purchase Offer received by BKRF within the time frame set forth in such Product Purchase Offer being deemed a rejection thereof. To the extent sufficient Product Purchase Offers are presented by Vitol to do so, BKRF shall accept Product Purchase Offers to the extent necessary to supply any uncovered portion of the Product Forecast and a commercially reasonable portion of the uncovered portion of the Remaining Provisional Product Forecast for the balance of the then applicable Product Forecast Period; provided, however, BKRF shall not be obligated to accept any Product Purchase Offers for quantities greater than reflected in any then applicable Product Forecast Period.

(f)	Upon BKRF’s acceptance in writing of a Product Purchase Offer (an “Accepted Product Purchase Offer”), Vitol shall (in its own capacity and not as an agent of BKRF) enter into a Third Party Product Contract with the applicable Product Counterparty on the same material terms and conditions as set forth in such Accepted Product Purchase Offer. For the avoidance of doubt, all statements and representations made by Vitol’s employees as to any Product Counterparty shall be made on behalf of Vitol in its own capacity, and Vitol is not authorized to bind BKRF to any Third Party in connection with the negotiation or execution of any Third Party Product Contract.

(g)	Vitol and BKRF may from time to time consult with each other and pursue Product sale opportunities using any other agreed upon process that results in additional Product Purchase Offers and Third Party Product Contracts, but shall have no obligation to do so.

4.3  Vitol’s Failure to Purchase Product. Subject to Vitol’s right to reject Off-Specification Product pursuant to Section 4.8, if Vitol fails to purchase all or any quantity of Product as required under this Agreement during any Delivery Month (such quantity of unpurchased Product being the “Product Purchase Shortfall Quantity”), as the sole and exclusive monetary remedy of BKRF with respect to such failure, Vitol will pay BKRF an amount equal to the sum of:

(a)	with respect to any quantity of the Product Purchase Shortfall Quantity actually resold by BKRF to a Third Party within thirty (30) days following Vitol’s failure to purchase the same (the “Product Resale Actual Quantity”), the greater of (i) the sum (without duplication) of (A) (1) the Product Price under this Agreement less the Product Resale Actual Price multiplied by (2) the Product Resale Actual Quantity, plus (B) any additional incidental costs or damages paid by BKRF for the transportation and delivery of such Product Resale Actual Quantity if sold at a location other than the Product Delivery Point (as supported by reasonable documentation), or (ii) $0; plus

(b)	with respect to any quantity of the Product Purchase Shortfall Quantity not actually resold by BKRF to a Third Party within thirty (30) days following Vitol’s failure to purchase the same (the “Product Resale Market Quantity”), the greater of (i) (A) the Product Price less the Product Resale Market Price multiplied by (B) the Product Resale Market Quantity or (ii) $0.

With respect to any Product Purchase Shortfall Quantity, (A) BKRF shall use commercially reasonable efforts to dispose of such Product Purchase Shortfall Quantity by sale to a Third Party so as to mitigate its damages from Vitol’s failure to purchase, (B) BKRF shall have no obligation to hold such Product for Vitol’s later purchase and (C) BKRF shall have no obligation to increase production of Product in subsequent Provisional Product Forecasts or Product Forecasts. Nothing in this paragraph shall limit the remedies of BKRF under Section 11.3(b) or Section 11.4.

4.4  BKRF’s Failure to Deliver Product. If BKRF fails to deliver all or any quantity of Product for purchase by Vitol as required under this Agreement during any Delivery Month (such quantity of undelivered Product being the “Product Delivery Shortfall Quantity”), as Vitol’s sole and exclusive monetary remedy with respect to such failure, BKRF will pay Vitol an amount (the “Product Delivery Shortfall Damages”) equal to the sum of:

(a)	with respect to any Product actually purchased by Vitol to replace all or any portion of the Product Delivery Shortfall Quantity within thirty (30) days following BKRF’s failure to deliver the same (the “Product Replacement Actual Quantity”), the greater of (i) the sum (without duplication) of (A) (1) the Product Replacement Actual Price less the Product Price multiplied by (2) Product Replacement Actual Quantity, plus (B) any additional incidental costs paid by Vitol for the transportation, delivery and storage of the Product Replacement Actual Quantity in connection with the purchase (as supported by reasonable documentation), plus (C) the Product Administrative Fee for each Gallon of such Product Replacement Actual Quantity, or (ii) $0; plus

(b)	with respect to all or any portion of the Product Delivery Shortfall Quantity for which Vitol does not actually purchase replacement Product within thirty (30) days following BKRF’s failure to deliver the same (the “Product Replacement Market Quantity”) the greater of (i) the sum (without duplication) of (A) (1) the Product Replacement Market Price less the Product Price multiplied by (2) the Product Replacement Market Quantity, plus (B) the Product Administrative Fee for each Gallon of such Product Replacement Market Quantity, or (ii) $0; plus

(c)	without duplication as to the values set out in clauses (a) and (b) above, the greater of (i) if Vitol has entered into Third Party Product Contracts for the sale and delivery of the Product Delivery Shortfall Quantity, the Vitol Product Delivery Shortfall Damages actually paid by Vitol to a Product Counterparty under each such applicable Third Party Product Contract, or (ii) $0.

With respect to the Product Delivery Shortfall Quantity, Vitol shall use commercially reasonable efforts to mitigate Vitol’s damages incurred as a result of BKRF’s failure. Nothing in this paragraph shall limit the remedies of Vitol under Section 11.3(b) or Section 11.4.

4.5  Product Price.

(a)	The price per Gallon for Product delivered by BKRF to Vitol at each applicable Product Delivery Point and purchased by Vitol during the Term (the “Product Price”) shall be equal to the difference between (without duplication):

(i)	(A) with respect to Product and any associated Renewable Attributes included with the Product re-sold by Vitol to Product Counterparties, the Third Party Product Contract Price received by Vitol with respect thereto, (B) with respect to any Renewable Attributes re-sold by Vitol separately from the Product, the Renewable Attribute Sale Price with respect to such Renewable Attributes, or (C) with respect to Product and Renewable Attributes purchased by Vitol (including any Affiliate of Vitol) for its own use and not for resale, the applicable Vitol Product Contract Price; minus

(ii)	the sum of (A) a handling and administrative fee of $*** per Gallon of such Product (the “Product Administrative Fee”), in all cases subject to the provisions of this Agreement to the contrary, plus (B) the Facility Fee.

For the avoidance of doubt, the Product Administrative Fee shall not be applicable to any Excluded Products, including, if and as applicable hereunder, Excluded Renewable Attributes; provided, however, to the extent Vitol purchases any Excluded Renewable Attributes from BKRF, all such Excluded Renewable Attributes shall be considered Renewable Attributes for purposes of this Section 4.5 and shall be accounted for as contemplated under the foregoing clauses (i)(B) and (i)(C).

(b)	The Parties agree that any Un-resold Product or Un-resold Renewable Attributes will be valued for purposes of the Borrowing Base determinations under the RCF Agreement in accordance with Schedule 1.01(B) (Borrowing Base) of the RCF Agreement.

4.6  Product Specifications and Terms. Product delivered by BKRF to Vitol shall meet, and the Parties agree to perform their respective obligations with respect to Product set forth in, the Product Specifications and Terms.

4.7  Excluded Renewable Attributes. If at any time during the Term Vitol purchases from BKRF any one or more of the Excluded Renewable Attributes BKRF has available for purchase, the Parties agree that the provisions of this Article IV, Article VI and, as applicable, the provisions of Schedule 2.1, shall apply to each such purchase of Excluded Renewable Attributes made by Vitol.

4.8  Off-Specification Product. Should the quality of Product delivered by BKRF during the Term not meet the Product Specifications and Terms (“Off-Specification Product”), Vitol may accept or reject the Off-Specification Product. If Vitol rejects the Off-Specification Product, without limiting Vitol’s rights with respect thereto, BKRF shall have the option to blend rejected Off-Specification Product with other Product to the extent such blending would cause such Product to meet the Product Specifications and Terms, and subsequently deliver or re-deliver such Product under this Agreement. To the extent BKRF chooses not to blend the rejected Product, BKRF shall be deemed to have failed to deliver such quantity of Off-Specification Product and the provisions of Section 4.4 shall be applicable to the quantity of Off-Specification Product. If Vitol accepts the Off-Specification Product (a) the Liabilities accrued due to the off-specification properties of such Off-Specification Product will be the responsibility of Vitol, including any resulting claims by any Third Party to whom Vitol has re-sold the Off-Specification Product, and (b) the Parties will agree to an equitable reduction of the Product Price for the full quantity of such Off-Specification Product accepted by Vitol, except that the Product Price shall only be reduced to the extent the applicable Product Contract Price is reduced due to the Off-Specification Feedstock not meeting the Feedstock Specifications.

4.9  Delivery. BKRF will deliver Product to the Product Delivery Point in accordance with Article VII.

4.10  Title and Custody Transfer. Title to and custody of the Product will transfer from BKRF to Vitol at the Product Delivery Point.

4.11  Quantity Determinations. The quantity of Product delivered by BKRF to Vitol shall be determined in accordance with the Project F&P Handling Requirements.

4.12  Quality Determinations. The quality of Product shall be determined according to Sections 5.3 and 5.4.

4.13  Reporting. Within ten (10) days after the end of each Delivery Month, BKRF will deliver to Vitol a written report stating (a) the volume of Product owned by Vitol in the Product Storage Tanks at the beginning of the Delivery Month, (b) the volume of Product delivered to Vitol at the applicable Product Delivery Point on each day during such Delivery Month, (c) the volume of Product owned by Vitol loaded for delivery away from the Project (whether for Vitol’s own use or delivery to a Product Counterparty) on each day during the Delivery Month, and (d) the volume of Product in each of the applicable Product Storage Tanks on each day of such Delivery Month. In addition, whenever volume determinations are required to be performed thereunder, BKRF shall fully participate and cooperate in performing such volume determinations and, if requested by Vitol shall do so in collaboration with Vitol’s agents (including any Independent Inspector). BKRF shall provide Vitol with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Product at the Project and BKRF shall permit Vitol to observe such testing and calibration. In addition, BKRF shall provide Vitol with any documentation regarding the testing and calibration of the measurement facilities.

4.14  Quality Claims. Vitol shall assert any claim it has as to defects in quality of Products by providing written notice (together with all necessary supporting documentation) to BKRF within thirty (30) days after the applicable delivery of Product in question. If Vitol fails to assert such claim within this time frame, such claims will be deemed to have been waived. In the event of a dispute between the Parties relating to conflicting data from multiple laboratory analyses of Product quality, the Independent Inspector shall determine the quality of the Product and any such finding shall be binding on the Parties, absence manifest error or fraud.

4.15  Sleeved Product Contracts. To the extent Vitol breaches its obligation to purchase all or any quantity of Product as required under this Agreement, BKRF shall have a right to seek replacement Product purchase offers from any Person(s) other than Vitol that is a commercial purchaser of Product satisfying Vitol’s credit requirements (as generally applied) and KYC requirements for the applicable transaction (each a “Sleeved Product Counterparty”), and Vitol agrees that it will enter into documentation for resale of such Product with such Sleeved Product Counterparty to the extent necessary to fulfill Vitol’s obligations hereunder (each such Product agreement being a “Sleeved Product Contract”) and each such Sleeved Product Counterparty and each such Sleeved Product Contract shall, after being entered into by Vitol, be deemed to be, respectively, a Product Counterparty and a Third Party Product Contract hereunder; provided, however, in relation to the quantity of Product set out in each Sleeved Product Contract, BKRF will not be obligated to pay to Vitol any associated Product Administrative Fee for each Gallon of Product resold to such Sleeved Product Counterparty.

Article V

WARRANTY, QUANTITY AND QUALITY DETERMINATIONS

5.1  Feedstock Warranty. Vitol warrants that with regards to the Feedstock delivered under this Agreement:

(a)	the Feedstock will meet the Feedstock Specifications set forth in Schedule 2.1, including, as applicable, compliance with the RFS2 Regulations and the CARB LCFS Regulations;

(b)	Vitol will have free and clear title to the Feedstock delivered to BKRF under this Agreement;

(c)	all compliance documentation and any other information delivered by Vitol to BKRF under Section 3.12 shall be complete in all material respects and, to the knowledge of Vitol, accurately set forth the information required to be provided by Vitol under Section 3.12; and

(d)	such Feedstock will be delivered to BKRF free from lawful security interests, liens, claims, rights and encumbrances of any Person.

EXCEPT AS EXPRESSLY PROVIDED IN THE FEEDSTOCK SPECIFICATIONS AND TERMS, THIS SECTION 5.1 AND IN SECTION 9.2, VITOL MAKES NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FEEDSTOCK OR THE RESULTING PRODUCT, RINS OR OTHER RENEWABLE ATTRIBUTES, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR OTHERWISE, AND ALL SUCH WARRANTIES WITH RESPECT TO SUCH FEEDSTOCKS AND PRODUCTS ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT.

5.2  Product Warranty. BKRF warrants that with regards to the Product delivered under this Agreement:

(a)	except to the extent the Product is Off-Specification Product due to the delivery by Vitol of Off-Specification Feedstock, the Product will meet the Product Specifications;

(b)	BKRF will have free and clear title to the Product delivered to Vitol under this Agreement; and

(c)	such Product will be delivered to Vitol free from lawful security interests, liens, claims, rights and encumbrances of any Person.

EXCEPT AS EXPRESSLY PROVIDED IN THE PRODUCT SPECIFICATIONS AND TERMS, THIS SECTION 5.2, AND SECTION 9.2, BKRF MAKES NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR THE RESULTING RINS OR OTHER RENEWABLE ATTRIBUTES GENERATED BY OR CAPABLE OF BEING GENERATED BASED UPON THE PRODUCTION OF THE PRODUCT OR ANY SUBSEQUENT PRODUCT RESULTING FROM THE USE BY VITOL OR ANY OTHER PERSON OF THE PRODUCT IN ANY PROCESSING OR PRODUCTION OF A SECONDARY PRODUCT, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR OTHERWISE, AND ALL SUCH WARRANTIES WITH RESPECT TO EACH OF THE FOREGOING ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT.

5.3  Quality of Feedstock and Products.

(a)	In connection with this Agreement, where Seller must perform or desires to perform any product quality test on Feedstock or Product, it delivers to Buyer, Seller is accountable for the integrity and results of any such product quality test, whether performed by it, or by an Independent Inspector employed by it. Furthermore, Seller is accountable for recording and retaining such data for five (5) years from the date upon which the Seller delivers any Feedstock or Product to the Buyer, whether Seller performs the product quality test itself, or employs an Independent Inspector to do so. Seller shall ensure that with respect to any such test performed by it or on its behalf:

(i)	Product or Feedstock quality test measurements are complete, accurate and timely and that such test measurements are performed upon unaltered samples collected in a manner that: (A) is expected to yield samples representative of the Product or Feedstock per applicable ASTM/API MPMS sampling guidelines or industry standards; or (B) complies with the manner of collection specified by written agreement between the Parties.

(ii)	Any samples used for product quality test measurements as required by this Agreement are retained for a period of not less than forty-five (45) days after such tests are performed.

(iii)	Specified industry standard test methods including sampling and instrument calibration procedures are used without modification, unless: (A) that modification has been approved by written agreement between the Parties; and (B) the certificates of analysis of such data indicate such test method or procedure was altered, unless another industry standard test method has been agreed to, in which event only such test method needs to be reflected in any such certificates of analysis.

(iv)	A quality assurance system is in place for any laboratory facility involved. This system must be designed to aid in the deterrence, detection and correction of any incorrect data generated or communicated and must also assure the data generated meets the relevant industry standards for precision and bias as well as assuring the maintenance and calibration of measurement instruments.

(v)	Testing and measurement personnel involved are trained in the necessary skills required for data generation and data management. This training must include: (A) initial and ongoing personnel training; (B) testing; and (C) standards to ensure that all such personnel possess the skills required by this subsection (v).

(vi)	Seller may utilize a self-monitoring and assessment system to determine the extent to which Seller is complying with the requirements set forth above. This system must include a method for resolving problems found in the assessments, and must include plans and responsibilities for appropriate follow-up.

(b)	BKRF acknowledges that it is familiar with American Petroleum Institute’s Recommended Practice 1640, Product Quality in Light Product Storage and Handling Operations, First Edition, August 2013 (“API 1640”), providing guidance on the minimum equipment standards and operating procedures for the receipt, storage, blending and delivery of non-aviation light products, their blend components, and additives at distribution and intermediate storage, including related operations of pipeline, road and rail transport. BKRF certifies that it will have a plan in place to evaluate and implement the requirements of API 1640 to the extent applicable to the equipment, facilities and/or operations at the Project.

5.4  Independent Inspector. Vitol may request a quality inspection of the Product be performed by an Independent Inspector with tests specified by Vitol and consistent with those set out in Section 5.3. Such product quality inspections shall be performed no more frequently than four times per each 12-calendar month period during the Term. BKRF shall be responsible for the cost of all such quality inspections. Any Representatives of Vitol who are scheduled to attend any such inspection shall at all times and for all purposes be subject to the health and safety requirements and policies of BKRF for visitors to the Project.

5.5  Audits. Each Party shall permit the other Party and its duly authorized Representatives to have access to the laboratory test records and other documents maintained by the other Party or its subcontractors relating to any performance under this Agreement. Each Party shall keep and maintain in accordance with generally accepted accounting practices the complete books, invoices, and records relating to its performance hereunder for a period of at least five (5) years (or such longer period as may be required by Applicable Law) after the performance to which such books, invoices and records relate. Either Party has the right, upon reasonable notice during normal business hours, at its expense, to audit such books, invoices and records for the sole purpose of verifying compliance with the terms and conditions of this Agreement. Each Party shall have the right to reproduce documents reviewed during audit to be used for auditor work paper documentation; provided, however, all such documents reproduced and used by any Vitol or any Representative of Vitol shall be subject to the confidentiality provisions of Section 13.4. Neither Party will be liable for any of the other Party’s or its subcontractors’ costs resulting from an audit. This Section 5.5 shall survive expiration or earlier termination of this Agreement.

Article VI

PAYMENT

6.1  Invoicing and Payment.

(a)	For each day during the Term, Vitol shall calculate and shall issue to BKRF invoices (each a “Daily Invoice”) for amounts payable under this Agreement:

(i)	by BKRF to Vitol, in an amount equal to the Feedstock Price multiplied by the quantity of Feedstock actually delivered to BKRF at the Feedstock Delivery Point and in respect of which title has transferred to BKRF on the subject day;

(ii)	by Vitol to BKRF, in an amount equal to the Product Price multiplied by the quantity of Product (including any associated Renewable Attributes) and any Excluded Renewable Attributes re-sold by Vitol to Product Counterparties on the subject day; and

(iii)	by Vitol to BKRF, in an amount equal to the Product Price multiplied by the quantity of Product (including any associated Renewable Attributes) and any Excluded Renewable Attributes purchased by Vitol for its own use and not for resale and actually delivered to Vitol on the subject day;

together with any other amounts owed between the Parties arising under this Agreement with respect to such day, unless such other amounts are designated by other provisions of this Agreement to be separately invoiced or payable on a basis other than daily. The Parties agree that (i) the payment due dates on the Daily Invoices shall correspond to the payment due dates of the Third Party purchases and sales used to calculate the applicable Feedstock, Products and / or Renewable Attributes prices, or if any such purchase and sale is to Vitol for its own use and not for resale under this Agreement, the payment due date will correspond to the date on which delivery of the Product and/or Renewable Attribute was delivered by BKRF to Vitol (provided that with respect to Feedstock, BKRF will not be obligated to pay Vitol until title to such Feedstock transfers from Vitol to BKRF); and (ii) amounts due and payable on a given day under Daily Invoices shall be paid by netting, with the Party owing the larger amount making net payment to the other Party. To the extent any payment for Product and/or Renewable Attributes from a Third Party is not made to Vitol on or prior to the due date therefore, such amount shall be an “Overdue Payment” and on a periodic basis Vitol may (x) net such Overdue Payments against the amounts payable by Vitol to BKRF hereunder (but if the Overdue Payment is later made by the Third Party, Vitol shall reimburse the amount of the Overdue Payment recovered to BKRF (together with any interest collected by Vitol from such Third Party on any Overdue Payment) as a credit against the amounts payable by BKRF to Vitol hereunder) and (y) to the extent not netted against the amounts payable by Vitol to BKRF hereunder, elect to have amounts of Overdue Payments accrue deemed interest at the Interest Rate set out in the RCF Agreement, which deemed interest may also be netted by Vitol against amounts owed by Vitol to BKRF hereunder. Overdue payments shall be treated for purposes of the Borrowing Base determination under the RCF Agreement in the manner set forth on Schedule 1.01(B) (Borrowing Base) of the RCF Agreement.

(b)	Each Daily Invoice will have attached to it or set out in the body thereof information sufficient to confirm:

(i)	the total quantity of Feedstock actually delivered to BKRF at the Feedstock Delivery Point on the subject day, and the Feedstock Price applicable thereto;

(ii)	the total quantity of Product (including any associated Renewable Attributes) re-sold by Vitol to each Product Counterparty (identifying each such Product Counterparty by an alphabetic or numeric character) on the subject day, and the Product Price applicable thereto;

(iii)	the total quantity of Renewable Attributes and Excluded Renewable Attributes re-sold by Vitol to each Product Counterparty (identifying each such Product Counterparty by an alphabetic or numeric character) separately from the Product on the subject day, and the Renewable Attribute Sale Price applicable thereto;

(iv)	the total quantity of Product (including associated Renewable Attributes), Renewable Attributes and Excluded Renewable Attributes purchased on the subject day by Vitol for its own use and not for resale, and the Vitol Product Contract Price applicable thereto;

(v)	any applicable adjustment to the Feedstock Contract Price pursuant to Section 3.7 for any Off-Specification Feedstock accepted by BKRF; and

(vi)	any applicable adjustment to the Product Contract Price pursuant to Section 4.8 for any Off-Specification Product accepted by Vitol.

(c)	Notwithstanding anything to the contrary in this Agreement, Vitol will not be required to make payment to BKRF in respect of any Un-resold Product and Un-resold Renewable Attributes; provided that the Un-resold Product and Un-resold Renewable Attributes delivered to Vitol will be resold on a “first-in-first-out” basis.

6.2  Portfolio Price Adjustment.

(a)	Each Delivery Month during the Term, Vitol and BKRF will apply a Portfolio Price Adjustment with respect to the Feedstock and Product purchased and sold hereunder in accordance with the Inventory Adjustment Transaction Procedures set out in Schedule 6.2.

(b)	Upon the expiration of this Agreement or in connection with determination of a Close-out Amount, if the Portfolio Price Position is positive, Vitol shall pay to BKRF an amount equal to the Portfolio Price Position or if the Portfolio Price Position is negative, BKRF shall pay to Vitol an amount equal to the absolute value of the Portfolio Price Position, and upon such payment the Portfolio Price Position shall be zero with no further obligation with respect thereto; provided, however, in determination of the Portfolio Price Position for a Close-out Amount, then such positive or absolute negative value will be included in the calculation of the Close-out Amount by the Performing Party.

6.3  Disputed Invoices. In the event BKRF in good faith disagrees with any Daily Invoice issued by Vitol, BKRF shall promptly, but not later than five (5) Business Days after its receipt of such Daily Invoice, notify Vitol of the reasons for and amounts in dispute. Promptly after resolution of any dispute, any overpayment shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments.

6.4  Interest. Amounts not paid by a Party to another Party when due under any provisions of this Agreement (including any payments of disputed amounts under Section 6.1(a) above that are required to be returned to the paying Party) shall bear interest at a per annum rate equal to the RCF Default Rate, whether or not a default exists under the RCF Agreement or the RCF Agreement remains in effect. Interest due under this provision shall be due and payable within ten (10) Business Days after delivery of an invoice for such interest.

6.5  Taxes. Subject to the immediately succeeding sentence, (a) any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Feedstock prior to the Feedstock Delivery Point shall be borne by Vitol, (b) any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Feedstock at and after the Feedstock Delivery Point shall be borne by BKRF, (c) any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Product prior to the Product Delivery Point shall be borne by BKRF, and (d) any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Product at and after the Product Delivery Point shall be borne by Vitol. Any Taxes, Fees, and/or Other Similar Levies, the taxable incident of which is the transfer of title or the delivery of the Product hereunder, or the receipt of payment therefor, regardless of the character, method of calculation or measure of the Taxes, Fees, and/or Other Similar Levies, shall be paid by the Party upon whom any such Taxes, Fees, and/or Other Similar Levies are imposed by Applicable Law. If a Party claims exemption from any of the aforesaid Taxes, Fees, and/or Other Similar Levies, then such Party, in lieu of payment of or reimbursement of such Taxes, Fees, and/or Other Similar Levies to the other Party, shall furnish the other Party with a properly completed and executed exemption certificate in the form prescribed by the appropriate Governmental Authority. Each Party shall promptly notify the other Party in writing of any change in the status of its exemption or registration. Each Party shall promptly furnish the other Party any renewal certificate as requested by such other Party. Notwithstanding anything contained herein to the contrary neither Party shall be responsible for Taxes, Fees, and/or Other Similar Levies which are or relate to the income, franchise, ad valorem, or similar taxes of the other Party and each Party agrees to defend, indemnify, and hold the other Party harmless from and against any such Taxes, Fees, and/or Other Similar Levies asserted by any Governmental Authority to be due and payable by the other Party.

6.6  Method of Payment. All payments shall be made by wire transfer of immediately available funds or by Automated Clearing House credit in U.S. Dollars by the Party owing any such amount under a Daily Invoice to the other Party at such address or depository as the owed Party may designate in writing.

Article VII

FEEDSTOCK AND PRODUCT DELIVERY AND STORAGE

7.1  Receipt and Delivery Capabilities. The Project shall have capabilities to receive Feedstock into the Project, and to deliver Product based upon the terms and conditions set out in the Storage Services Agreement.

7.2  Feedstock Delivery and Receipt. Vitol will deliver Feedstock to the Project site in rail cars or trucks for unloading of Feedstock. Once on site at the Project, BKRF shall be responsible (at its sole risk, cost and expense) for the unloading of Feedstock from the rail cars or trucks at the Feedstock Delivery Point and for movement of rail cars or trucks as required within the Project site for Feedstock receipt and for all other storage and handling of the Feedstock.

7.3  Product Delivery and Loading. Prior to delivery to Vitol, BKRF will make all Product available for inspection in the Product Certification Tanks for the purpose of determining whether such Product satisfies the Product Specifications. Following inspection, to the extent the Product is accepted by Vitol, (i) BKRF will deliver the Renewable Diesel to Vitol at the RD Delivery Point, at which point Vitol will take title to all such Renewable Diesel; (ii) BKRF will deliver the ULSD to Vitol at the ULSD Delivery Point, at which time Vitol will take title to all such ULSD (provided that if BKRF does not deliver ULSD in sufficient quantity for the Renewable Diesel moving into the RD Storage Tanks to satisfy the Product Specifications for renewable finished diesel, the corresponding quantity of Renewable Diesel delivered to Vitol at the RD Delivery Point will be deemed not to have satisfied the Product Specifications and to have been rejected by Vitol for purposes of Section 4.8), (iii) Vitol’s Renewable Diesel and ULSD will be in-line blended as each is moved into the RD Storage Tanks, and (iv) BKRF will move the Naphtha to the Naphtha Storage Tanks to be held there until such time as the Naphtha is delivered to Vitol in accordance with the terms of this Agreement. Subject to BKRF’s obligations under the Storage Services Agreement, Vitol shall be responsible (at its sole risk and its cost and expense) for all (a) Renewable Diesel from and after the RD Delivery Point and (b) Naphtha upon delivery by BKRF at the Naphtha Delivery Point.

7.4  Alternate Handling. Feedstock and Product may also be received and delivered through alternative means to be mutually agreed to by the Parties on terms and conditions mutually agreed by the Parties (in each Party’s sole and absolute discretion), which terms and conditions shall identify the Feedstock receipt point or Product delivery point for such alternative means.

7.5  RD Storage Tanks; Losses. In accordance with the Storage Services Agreement, BKRF will lease the RD Storage Tanks to Vitol and perform handling services for Vitol for Renewable Diesel in the RD Storage Tanks. In connection with any financing arrangement of Vitol, BKRF will acknowledge Vitol’s ownership of Renewable Diesel in the RD Storage Tanks and Vitol’s right to grant a security interest in such Renewable Diesel.

7.6  Annual Maintenance Schedule; Unscheduled Outages. On or before the date that is ninety (90) days prior to the first day of each calendar year during the Term, BKRF will provide Vitol with a schedule reflecting the scheduled maintenance at the Project and any other Scheduled Outages for the subject calendar year (the “Annual Maintenance Schedule”). BKRF will notify Vitol in writing of any changes to the Annual Maintenance Schedule at least thirty (30) days in advance of such changes taking effect. For any such change occurring less than thirty (30) days in advance of such change taking effect, BKRF must notify Vitol in writing of such change as soon as reasonably practicable. In addition, BKRF shall, as soon as practicable under the circumstances, notify Vitol orally of any Unscheduled Outage and shall then, within five (5) Business Days thereafter, provide written notice to Vitol, which notice will generally describe the nature of the Unscheduled Outage, the expected duration and any other pertinent information that will assist Vitol in planning as a result of the Unscheduled Outage.

Article VIII

UNCONTROLLABLE FORCE EVENT

8.1  Uncontrollable Force Event.

(a)	As used in this Agreement, an “Uncontrollable Force Event” means any act, event, or circumstance that impairs performance under this Agreement to the extent the act, event, or circumstance is not reasonably within the control of, does not result from the fault or negligence of, and would not have been overcome by the exercise of reasonable diligence by, the Party claiming relief from the performance of its obligations under this Agreement as a result of the act, event, or circumstance, including, to the extent satisfying such conditions: material destruction of or damage to any portion of the Project or Project site; landslides; lightning; earthquakes; hurricanes; tornadoes; typhoons; severe weather; fires or explosions; floods; epidemic; pandemic; acts of a public enemy; acts or threats of terrorism; wars; blockades; riots; rebellions; sabotage; vandalism; insurrections; environmental contamination or damage; strike or labor disruption or civil disturbances (or governmental actions arising from any of the foregoing); breakage or accident to machinery, equipment, or lines of pipe, the necessity for making emergency repairs to or alterations of machinery, equipment, or lines of pipe or freezing of lines of pipe; delays to the completion of the Project resulting from events suffered by BKRF’s contractors or subcontractors, but only to the extent that BKRF has agreed with such contractors or subcontractors that such events qualify for relief under the applicable contract with the contractors or subcontractors and such events would otherwise qualify for relief as an Uncontrollable Force Event under the provisions of this Section 8.1(a) as applied to such applicable contract; any government takings of property required by BKRF to operate the Project; any default by any provider of utility services for the Project; any accidents at, closing of, or restrictions upon the use of roads, rails, or other transportation mechanisms; and disruption or breakdown of, explosions or accidents to facilities, terminals, or machinery.

(b)	Either Party shall have the right to (i) following written notice of the Uncontrollable Force Event, with details describing the act, event, or circumstance and its impact on performance under this Agreement to other Party, suspend its performance under this Agreement (other than the payment of money which shall not be subject to this Section 8.1), and shall not be liable for any suspension or failure of performance, to the extent the performance is impaired by an Uncontrollable Force Event so long as the Party claiming the Uncontrollable Force Event is using reasonable diligence to overcome the Uncontrollable Force Event and upon request provide reasonable updates to the other Party regarding the Uncontrollable Force Event and such diligence, and (ii) terminate this Agreement and the Storage Services Agreement while such Uncontrollable Force Event continues, if the Uncontrollable Force Event continues for three hundred sixty five (365) consecutive days or more and materially impairs performance under this Agreement and the Storage Services Agreement, taken as a whole, but any such termination shall not relieve either Party for breach or liability incurred prior to termination.

(c)	The Party suffering the Uncontrollable Force Event shall provide written notice to the other Party of the cessation of any such Uncontrollable Force Event and of its ability to resume performance of its obligations hereunder.

8.2  Duty to Mitigate; No Extension of the Term. In the event that a Party is affected by an Uncontrollable Force Event, it shall use reasonable diligence to mitigate the effects of such Uncontrollable Force Event on the performance of its obligations hereunder. In addition, nothing in this Agreement may be construed as requiring either Party to settle any strikes or labor differences. Neither Party shall have a responsibility to make-up any quantities of Feedstock or Product, as applicable, that the applicable Party was not required to deliver, sell, or purchase, as the case may be, pursuant to Section 8.1, and the Term of this Agreement will not be extended due to the occurrence of an Uncontrollable Force Event.

Article IX

INDEMNIFICATION AND INTELLECTUAL PROPERTY MATTERS

9.1  Indemnities.

(a)	To the fullest extent permitted by Applicable Law and subject to the provisions of Section 15.6, BKRF will indemnify, defend, and hold harmless Vitol from and against any and all Liabilities arising out of or in connection with (i) BKRF’s transportation, handling, storage, refining or disposal of any Feedstock or Products and (ii) the ownership, possession, control, or use of (x) any Feedstock upon unloading from the applicable rail cars or trucks at the Feedstock Delivery Point, and (y) any Renewable Diesel prior to the RD Delivery Point, and (iii) BKRF’s breach of its obligations hereunder or under the Storage Services Agreement; except to the extent such Liabilities result from Vitol’s negligence or willful misconduct (or that of any one or more of its Representatives), or a breach of its obligations under this Agreement or the Storage Services Agreement.

(b)	To the fullest extent permitted by Applicable Law and subject to the provisions of Section 15.6, Vitol will indemnify, defend, and hold harmless BKRF from and against any and all Liabilities arising out of or in connection with the ownership, possession, control, operation or use of any (i) Feedstock prior to the Feedstock Delivery Point, including Liabilities arising under any Third Party Feedstock Contract, (ii) subsequent to the removal of Product from the Project, including Liabilities arising under any Third Party Product Contract, and (iii) any Liabilities arising out of or resulting from the actions of Vitol or any of its Representatives while on the Site of the Project pursuant to any rights granted under the Storage Services Agreement or any of the other Transaction Documents; except to the extent such Liabilities result from BKRF’s negligence or willful misconduct (or that if any one or more of its Representatives), or a breach of its obligations under this Agreement or the Storage Services Agreement.

(c)	Upon receipt of notice of a claim by a Party from a Third Party that such Party hereto has Liabilities to such Third Party (a “Liabilities Claim”) for which such Party (the “Indemnified Party”) has a claim for indemnity by the other Party (the “Indemnifying Party”)for such Liabilities arising under either of clauses (a) or (b) above, the Indemnified Party shall provide prompt notice of the Liabilities Claim to the Indemnifying Party, including within such notice the notice of the Liabilities Claim received and any other information pertinent to the Liabilities Claim. Subsequent to the receipt of notice from the Indemnified Party of the Liabilities Claim, the Indemnifying Party may assume and have sole control over the defense of the Liabilities Claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such notice from the Indemnified Party; provided, however, that, the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if the retention of such counsel by the Indemnifying Party creates a conflict of interest under applicable standards of professional conduct, which consent shall not be unreasonably withheld, denied, conditioned or delayed. If within ten (10) Business Days after receiving written notice of the indemnification request (as such timing may be extended by the requirement of receiving any consent required from the Indemnified Party as set out in the immediately preceding sentence), the Indemnifying Party does not confirm to the Indemnified Party that it will defend the Indemnified Party from such Liabilities Claim, the Indemnified Party shall have the right to assume and control the defense of the Liabilities Claim, and all defense expenses incurred by it shall constitute an indemnification loss. If the Indemnifying Party defends the Indemnified Party from such Liabilities Claim, the Indemnified Party may retain separate counsel, at its sole cost and expense, to participate in (but not control) the defense and to participate in (but not control) any settlement negotiations. The Indemnifying Party may settle an asserted Liabilities Claim without the consent or agreement of the Indemnified Party, unless the settlement would result in injunctive relief or other equitable remedies or otherwise require the Indemnified Party to comply with restrictions or limitations that adversely affect the Indemnified Party, would require the Indemnified Party to pay amounts that the Indemnifying Party does not fund in full, or would not result in the Indemnified Party’s full and complete release from all liability to the plaintiffs or claimants who are parties to or otherwise bound by the settlement of any such Liabilities Claim.

9.2  Intellectual Property Matters. For purposes of this Section 9.2, “Intellectual Property Right” means any patent, copyright, trade dress, trademarks, industrial design rights or trade secret right of any Person, whether or not filed, perfected, registered or recorded, and whether now existing or hereinafter existing, filed, issued or acquired, including all renewals thereof. BKRF warrants and represents that the Product, when delivered, will be free from any valid claim of a Third Party for infringement or misappropriation of any Intellectual Property Right. Vitol warrants and represents that the Feedstock, when delivered, will be free from any valid claim of a Third Party for infringement or misappropriation of any Intellectual Property Right. Notwithstanding anything in Section 9.1(c) to the contrary, Seller shall defend at Seller’s expense and indemnify and hold Buyer and Buyer’s Affiliates harmless against any and all Liabilities Claim with respect to any alleged infringement or misappropriation of any Intellectual Property Rights of a Third Party resulting from the sale, use, possession or other disposition of any Product or Feedstock sold by Seller pursuant to this Agreement, but excluding any Liabilities to the extent arising from a particular use of such Feedstock or Product (including, for example, in a process or method), or any combination of such Feedstock or Product with other products or services, or any modification to the Feedstock or Product after delivered by Seller to Buyer. Seller shall promptly notify Buyer of any such Liabilities Claim, tender control of the defense or settlement thereof to Buyer, and reasonably cooperate with Buyer in the defense or settlement thereof. The indemnities set forth in this Section 9.2 shall include, without limitation, payment as incurred and when due of all penalties, awards, and judgments; all court and arbitration costs; attorney’s fees and other reasonable out-of-pocket costs incurred in connection with such Liabilities Claim. Buyer or Buyer’s Affiliate, as applicable, may, at its option, be represented by counsel of its own selection, at its own expense. Seller shall not consent to (a) an injunction against Buyer or Buyer’s Affiliate’s operations, (b) the payment of money damages by Buyer or any of Buyer’s Affiliates (unless indemnified hereunder by Seller), (c) the granting of a license by Buyer, (d) the parting of anything of value by Buyer or a Buyer Affiliate with respect to resolution or settlement of any Liabilities Claim, or (e) the admission of any fault by Buyer or a Buyer Affiliate. Seller may, at its option in its sole discretion, elect (i) to replace the affected Feedstock or Product with a non-infringing replacement, provided such non-infringing replacement meets the applicable Feedstock Specifications or Product Specifications, (ii) obtain the necessary rights to allow continued use, or (iii) refund the purchase price to Buyer for the applicable Feedstock or Product (and, in the case of items (i) and (ii), Seller shall have no further indemnity obligation or liability for any use of the applicable Feedstock or Product after such election). Nothing in this Agreement shall be construed as granting to Vitol any right or interest in any Intellectual Property Rights of BKRF or BKRF’s Affiliates, or any other Person. Nothing in this Agreement shall be construed as granting to BKRF any right or interest in any Intellectual Property Rights of Vitol, Vitol’s Affiliates or any Feedstock Counterparty.

Article X

BKRF RCF REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1  RCF Representations. BKRF represents and warrants to Vitol that each of the representations and warranties made to the RCF Administrative Agent and the RCF Lenders pursuant to Article III of the RCF Agreement is true, accurate and complete, except and to the extent qualified by materiality in accordance with the terms thereof or as would otherwise not result in a Material Adverse Effect.

10.2  RCF Covenants. During the Term and at all times until BKRF’s obligations hereunder have been paid in full, BKRF covenants and agrees to comply with the covenants set forth on Exhibit A hereto (the “RCF Covenants”); provided, however, BKRF’s required compliance with the RCF Covenants shall continue and be effective only so long as Vitol is (i) both the RCF Administrative Agent and a lender under the RCF Agreement, (ii) a lender under the Term Credit Agreement, or (iii) to the extent clauses (i) and (ii) are not applicable, but as a result of being a party to this Agreement and the Intercreditor Agreement, a secured party (whosoever defined) under the Intercreditor Agreement; provided, further, in the event of any refinancing, amendment, modification, supplement or amendment and modification of the RCF Agreement or any replacement financing put in place by BKRF (each a “New Financing”) pursuant to which the covenants applicable to BKRF in any such New Financing differ from the RCF Covenants (the “New Financing Covenants”), as long as Vitol is either a lender under any such New Financing or a party to any intercreditor agreement put in place in accordance with any such New Financing and is a secured party thereunder, such New Financing Covenants shall replace and supersede the RCF Covenants hereunder.

10.3  Vitol Insurance Coverages. Vitol shall procure and maintain in full force and effect throughout the Term of this Agreement inventory coverage on an “all risk” basis, including but not limited to flood, earthquake, windstorm, and tsunami, covering the loss, damage, destruction and/or theft of the Products owned by Vitol in such amount as Vitol shall, in its sole, but reasonable, discretion, determines is required for its inventory of the Products.

10.4  BKRF Insurance Coverages. BKRF shall procure and maintain in full force and effect throughout the Term of this Agreement the insurance coverages required under Schedule 5.06 (Insurance Requirements) to the Term Credit Agreement and Schedule 5.08 (Insurance) of the RCF Agreement; provided, however, to the extent there is any inconsistency between the two referenced Schedules, Schedule 5.08 (Insurance) of the RCF Agreement shall control.

10.5  Additional BKRF Insurance Requirements.

(a)	The foregoing policies in Section 10.4, in each case, shall include or provide that the underwriters waive all rights of subrogation against Vitol and the insurance is primary without contribution from Vitol's insurance. The foregoing policies in Section 10.4 shall, in each case, include Vitol as additional insured on liability policies to which the Term Administrative Agent and Term Loan Secured Parties under the Term Credit Agreement, as well as the RCF Administrative Agent and RCF Secured Parties under the RCF Agreement are also named as additional insureds.

(b)	BKRF shall provide to Vitol all information and documentation relevant to the policies in Section 10.4 which BKRF is required to provide to the Term Administrative Agent under Schedule 5.06 (Insurance Requirements) of the Term Credit Agreement and to the RCF Administrative Agent under Schedule 5.08 (Insurance) of the RCF Agreement.

Article XI

DEFAULT AND REMEDIES

11.1  Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances shall constitute an “Event of Default”.

(a)	a Party fails to pay any amount owed hereunder on the due date for such payment, and such amount (and any interest accrued thereon) remains unpaid for five (5) Business Days following receipt by such Party of written notice from the other Party of such failure to pay;

(b)	(i) a Party defaults, in any material respect, in the performance or observance of any material term, covenant, or agreement contained in this Agreement (other than a default relating to any payment obligation or any default for which a sole and exclusive remedy is expressly provided for elsewhere in this Agreement or any default constituting a separate Event of Default under Section 11.2), and (ii) such default is not cured within thirty (30) days following receipt by the Defaulting Party of written notice of such default from the Performing Party or, if the Defaulting Party has commenced a cure and is diligently pursuing cure to completion, such period of time as reasonably needed by the Defaulting Party to complete such cure (not to exceed, in the aggregate, ninety (90) days (inclusive of the original thirty (30) day period)); provided, however, that if Vitol fails to deliver Feedstock as required under this Agreement during any Delivery Month, such failure shall be deemed cured to the extent Vitol pays applicable damages so long as Vitol has not been obligated to pay such damages with respect to more than three Delivery Months;

(c)	an Event of Default (as defined in the Storage Services Agreement) with respect to a Party occurs and is continuing under the Storage Services Agreement (it being agreed that this Agreement and the Storage Services Agreement form one integrated agreement for the purposes of Section 365(a) of the Bankruptcy Code);

(d)	(i) a Party commences any case, proceeding or any other action: (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debt; or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or a Party shall make a general assignment for the benefit of its creditors; or (ii) there is commenced against a Party any case, proceeding or other action of a nature referred to in the foregoing clause (d)(i) and such case, proceeding or other action is not dismissed within sixty (60) days of its filing; or (iii) a Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in the foregoing clause (d)(i) or (d)(ii); or

(e)	with respect to each Party, any representation or warranty made by such Party in Section 15.15, and with respect to BKRF, any representation or warranty made by or on behalf of BKRF in Section 10.1 or in any report, certificate, financial statement or other document furnished pursuant to the RCF Covenants, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect with respect to such Party and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within thirty (30) days after obtaining notice of such Default; provided, further that, if (A) such Default is not reasonably susceptible to cure within such thirty (30) days, (B) such Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect with respect to such Party, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period).

11.2  Additional BKRF Events of Default. The occurrence of any of the following events or circumstances with respect to BKRF shall constitute an Event of Default of BKRF:

(a)	BKRF shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 1.5(a) of Exhibit A, Section 1.15 of Exhibit A, Section 1.26 of Exhibit A or in Section 2 of Exhibit A, (ii) any covenant, condition or agreement contained in Section 5.3(a) of Exhibit A or Section 5.8 of Exhibit A and such failure has continued unremedied for a period of ten (10) Business Days, or (iii) any covenant, condition or agreement contained in Section 1.1 of Exhibit A and such failure has continued unremedied for a period of thirty (30) days; provided, that any such Event of Default that occurs and is continuing solely as a result of a failure of BKRF to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Sections 1.1 or 1.3 of Exhibit A (collectively a “Reporting Deliverable”) prior to the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to Vitol within the applicable cure period set forth under this Section 11.2(a), if one is applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed under Sections 1.1 or 1.3 of Exhibit A.

(b)	the occurrence of any of the following:

(i)	the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed or modified without Vitol’s prior written consent;

(ii)	the Final Order (A) at any time ceases to be in full force and effect, (B) shall be vacated, reversed or stayed or modified without Vitol’s prior written, or (C) shall not have been entered by the Bankruptcy Court within thirty (30) days after the Petition Date; provided that such time period in clause (C) may be extended by mutual agreement between BKRF and Vitol;

(iii)	any Milestone Condition shall remain unsatisfied or unwaived at the end of the corresponding Milestone Date or, having been satisfied, shall cease to be satisfied, as applicable;

(iv)	dismissal of any of the Bankruptcy Cases or conversion of any of the Bankruptcy Cases to a Chapter 7 case (or the filing of any pleading by BKRF seeking, consenting to or otherwise supporting such action);

(v)	appointment in any of the Bankruptcy Cases of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of BKRF (or the filing of any pleading by BKRF seeking, consenting to or otherwise supporting such action);

(vi)	subject to the Carve-Out, the Bankruptcy Court’s granting in any of the Bankruptcy Cases, or the entering of an order that authorizes or approves, any Super-Priority Claim or any Lien (including any adequate protection lien) on the RCF Collateral or Prepetition RCF Collateral which is pari passu with or senior to the claims or Liens of the RCF Agents or the Prepetition RCF Agents (or the filing of any pleading by BKRF seeking, consenting to or otherwise supporting such action);

(vii)	BKRF’s “exclusive period” under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;

(viii)	other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (A) in respect of accrued payroll and related expenses as of the commencement of the Bankruptcy Cases, (B) in respect of adequate protection payments set forth in this Agreement and any DIP Order and consented to by Vitol, or otherwise permitted under the terms of the Intercreditor Agreement, as applicable, and (C) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders reasonably satisfactory to Vitol, BKRF shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables (including without limitation, reclamation claims);

(ix)	the Bankruptcy Court shall enter one or more orders during the pendency of the Bankruptcy Cases granting relief from the Automatic Stay (as defined in the RCF Agreement) to the holder or holders of any Lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of BKRF that have an aggregate value in excess of $1,000,000 without Vitol’s prior written consent;

(x)	the Termination Date under and as defined in the RCF Agreement shall have occurred;

(xi)	BKRF petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the Liens securing the RCF Obligations without Vitol’s consent (other than the Carve-Out);

(xii)	(A) BKRF engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the RCF Loan Documents, the Prepetition RCF Loan Documents or the Liens on or security interest in the assets of the RCF Loan Parties securing the RCF Obligations or the Prepetition RCF Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the RCF Obligations or Prepetition RCF Obligations or (B) BKRF engages in or supports any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against Vitol; provided, however, that it shall not constitute an Event of Default if BKRF provides information with respect to the Prepetition RCF Credit Agreement to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;

(xiii)	after entry of the Final Order, the entry of any final order in the Bankruptcy Case charging any of the RCF Collateral, which is adverse to Vitol or its rights and remedies under the RCF Loan Documents in the Bankruptcy Case, or the occurrence of any claim or claims under Section 506(c) of the Bankruptcy Code against any of the RCF Collateral;

(xiv)	the consummation of any sale or other Disposition (whether or not a Permitted Disposition (as defined in the RCF Agreement)) of all or a material portion of the RCF Collateral (other than in ordinary course of business that is contemplated by the Approved Budget) without Vitol’s advance written consent, in each case if such sale or other Disposition does not indefeasibly satisfy the RCF Obligations in full in cash at the consummation of such Disposition, or BKRF proposes, supports, seeks to obtain Bankruptcy Court approval for or fails to contest in good faith the entry of such Disposition;

(xv)	any Person shall obtain a judgment under Section 506(c) of the Bankruptcy Code, or a similar determination, with respect to the Prepetition RCF Obligations;

(xvi)	the confirmation of a plan of reorganization or liquidation that does not provide for treatment acceptable to Vitol (provided that any plan of reorganization that provides treatment to Vitol as set forth in the Restructuring Support Agreement shall be acceptable to Vitol), or BKRF proposes or supports, or fails to contest in good faith, the confirmation of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the RCF Obligations and the Prepetition RCF Obligations in full, in cash on the effective date of such plan;

(xvii)	the entry of an order by the Bankruptcy Court in favor of the statutory committee of unsecured creditors (the “Creditors’ Committee”), if any, appointed in the Bankruptcy Cases, any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the RCF Agents or of Vitol, (ii) avoiding any liens held by the RCF Agents or by Vitol, (iii) sustaining an objection to claims of the Prepetition RCF Agents or of Vitol, or (iv) avoiding any liens held by the Prepetition RCF Agents or by Vitol except as otherwise agreed by the Vitol in writing;

(xviii)	if (A) the Prepetition Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against BKRF, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Prepetition Term Loan Creditors to be senior or pari passu in priority to the liens securing the Prepetition RCF Obligations without Vitol’s consent, (B) BKRF takes any action inconsistent with the terms of the Prepetition Intercreditor Agreement (other than in connection with an Approved Plan), (C) any Person bound by the Prepetition Intercreditor Agreement takes any action inconsistent with the terms thereof or (D) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Prepetition Intercreditor Agreement and is adverse to Vitol’s interests;

(xix)	reversal or modification of the DIP RCF Roll-Up Loans provided for hereunder by the Bankruptcy Court without Vitol’s prior written consent;

(xx)	the failure of BKRF to comply with the terms of the applicable DIP Order;

(xxi)	BKRF shall contest the validity or enforceability of any DIP Order or deny that it has further liability thereunder;

(xxii)	BKRF shall attempt to invalidate or otherwise impair the RCF Obligations or the liens granted to the RCF Lenders under the RCF Loan Documents;

(xxiii)	BKRF’s consensual use of prepetition Cash Collateral is terminated;

(xxiv)	entry of a final order by the Bankruptcy Court terminating the use of Cash Collateral;

(c)	there is entered against BKRF (i) a final judgment or order for the payment of money in an amount exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(d)	an ERISA Event (as defined in the RCF Agreement) occurs that has resulted or could reasonably be expected to result in liability of BKRF that could reasonably be expected to have a Material Adverse Effect;

(e)	a Change of Control (as defined in the RCF Agreement) shall occur without Vitol’s prior written consent, other than with respect to any Change of Control resulting from a credit bid sale pursuant to Section 363(k) of the Bankruptcy Code in accordance with an Approved Plan;

(f)	the Intercreditor Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against BKRF (other than in accordance with the express terms of the Intercreditor Agreement);

(g)	(i) BKRF or any of its Affiliates shall fail to make any payment of any principal, interest or premium when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x) the Term Financing Documents or (y) any other Indebtedness (other than Indebtedness under the RCF Loan Documents) having an aggregate principal amount of more than $15,000,000; or (ii) BKRF or any of the other RCF Loan Parties shall fail to observe or perform any other agreement or condition relating to the Term Credit Agreement or any such other Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case beyond the applicable grace period with respect thereto, if any, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that clause (g)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that clause (g)(ii) shall not apply to any of the covenants, defaults or events of defaults under the Term Financing Documents listed on Schedule 7.01(o) (DIP Term Loan Matters) to the RCF Agreement;

(h)	for any reason, including force majeure (as such term is used in the RCF Agreement), the Project is unable to sustain commercial operations for more than twenty-one (21) consecutive days during the Bankruptcy Cases, or for more than thirty-five (35) total days during the Bankruptcy Cases;

(i)	an Event of Default (as defined in the RCF Agreement) results in the aggregate principal amount becoming due and payable under the RCF Agreement; or

(j)	an Event of Default (as defined in the Term Credit Agreement) results in the aggregate principal amount becoming due and payable under the Term Credit Agreement;

(k)	BKRF shall be in breach in any material respect of, or in default in any material respect under, the Management Services Agreement, dated as of August 29, 2024, by and between Entara LLC and BKRF (the “Entara Agreement”) at a time when Entara LLC is otherwise not in breach of the Entara Agreement (other than any breach resulting from the RCF Loan Parties’ entry into the Chapter 11 Cases (as defined in the RCF Agreement) or from any rejection of the Entara Agreement in connection with the Chapter 11 Cases); or

(l)	(i) the termination of the Restructuring Support Agreement or the DIP CTCI Contract (each as defined in the RCF Agreement) shall occur or (ii) CTCI shall fail to make any payments required to be made under the DIP CTCI Contract in accordance with the terms of the DIP CTCI Contract and the DIP Orders (including any budget set forth therein).

11.3  Remedies Generally. Notwithstanding any other provision of this Agreement, upon the occurrence and continuance of an Event of Default with respect to a Party (such Party referred to as the “Defaulting Party”), and without incurring any Liabilities (including any costs arising from delay or otherwise) to the Defaulting Party, the other Party (the “Performing Party”) may, in its sole discretion, do any or all of the following:

(a)	suspend its performance under this Agreement, including any Feedstock or Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party;

(b)	if BKRF is the Defaulting Party, call on and draw down upon the BKRF Credit Support to satisfy any and all payments due and amounts otherwise owing by BKRF under this Agreement and exercise any and all other rights and remedies available to Vitol under the terms of the BKRF Credit Support or available to a secured party under Applicable Law with respect to the BKRF Credit Support;

(c)	terminate this Agreement upon no less than thirty (30) days written notice to the Defaulting Party; and

(d)	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity, but subject to any limitations on damages, remedies or Liabilities as are expressly set forth in this Agreement.

11.4  Termination Payment. If this Agreement is terminated pursuant to Section 11.3, the Performing Party shall determine in a commercially reasonable manner a termination payment equal to (a) the sum of (i) the greater of (x) the Close-out Amount determined by and owing to the Performing Party and (y) $0, plus (ii) the Unpaid Amounts owing to the Performing Party less (b) the Unpaid Amounts owing to the Defaulting Party (“Termination Payment”). The Performing Party shall provide, by notice to the Defaulting Party, its determination of the Termination Payment, together with reasonable supporting documentation. The Party owing the Termination Payment shall pay such Termination Payment to the other Party within ten (10) days after the Defaulting Party’s receipt of such notice. If BKRF owes the Termination Payment to Vitol, if Vitol has not already done so, Vitol may call on and draw down upon the BKRF Credit Support and apply the proceeds to the payment of such Termination Payment (subject to Vitol’s obligation to return to BKRF any surplus proceeds remaining after BKRF’s payment obligations are satisfied in full).

11.5  Non-Exclusive Remedies. The Performing Party’s rights under this Article XI are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of the Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after an Event of Default has occurred and is continuing. The Defaulting Party shall reimburse the Performing Party for its actual and reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Defaulting Party. The Defaulting Party shall indemnify and hold harmless the Performing Party for any Liabilities incurred by the Performing Party as a result of any Event of Default.

11.6  Safe Harbor Agreement. This Agreement is entitled to the rights, remedies, and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code, and any cash, securities or other property provided as credit support or collateral with respect to this Agreement shall constitute "margin payments" as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.

Article XII

COMPLIANCE WITH APPLICABLE LAWS

12.1  Compliance with Applicable Laws. Feedstock supplied to BKRF pursuant to this Agreement shall be in full compliance with Applicable Laws. Product sold hereunder shall be produced and delivered in full compliance with all Applicable Laws. Further, each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all environmental laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any this Agreement or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

12.2  Hazardous Warning Responsibilities. Vitol shall provide BKRF with a Material Safety Data Sheet (“MSDS”) for all Feedstock delivered hereunder. BKRF shall provide Vitol with a MSDS for any Product delivered hereunder. Each Party acknowledges that it is aware of hazards or risks in handling or using such Feedstock or Product, as applicable. BKRF and Vitol shall maintain compliance with all safety and health related governmental requirements concerning such Feedstock and Product and shall take steps as are reasonable and practicable to inform their employees, agents, contractors and customers of any hazards or risks associated with such Feedstock and Product, including but not limited to, dissemination of pertinent information contained in the MSDSs, as appropriate.

Article XIII

BUSINESS ETHICS AND CONFIDENTIALITY

13.1  Reserved.

13.2  Accurate Records. The Parties acknowledge that all reports and billings rendered by one Party to the other Party under this Agreement shall properly reflect the facts of all activities and transactions handled and subject to the Feedstock Specifications and Terms, Product Specifications and Terms, Section 5.3 and Section 5.5, may be relied upon as being complete and accurate in any further recording or reporting made by the other Party for any purpose.

13.3  Notification. Each Party shall notify the other Party in writing promptly upon discovery of any failure to comply with Section 12.1 or upon either Party having reason to believe that any data supplied pursuant to Section 13.2 is no longer accurate and complete and in the latter event such Party shall then provide the other Party with the accurate and complete data in question.

13.4  Confidential Information. The Parties agree that all information, documentation, data and reports provided by either Party in the course of the performance of transactions and delivery of Feedstock or Product under this Agreement, but specifically excluding information on the quality of Feedstock or Product which is normally divulged in the marketing of such Feedstock or Product, shall constitute confidential information (“Confidential Information”). The Parties agree not to divulge Confidential Information to any outside source (including any Governmental Authority) unless:

(a)	Prior written approval to divulge or use the Confidential Information has been received from the other Party, which approval shall not be unreasonably withheld or delayed; or

(b)	the Confidential Information is determined to be part of the public knowledge or literature; or

(c)	the Confidential Information was known by the other Party prior to its disclosure by the divulging Party, having become known by the other Party in a bona fide manner; or

(d)	The Confidential Information is required by Applicable Law or stock exchange to be disclosed provided that the request for such disclosure is proper and the disclosure does not exceed that which is required.

13.5  Permitted Disclosure.

(a)	Notwithstanding Section 13.4, each Party shall be permitted to disclose Confidential Information of the other Party to its Affiliates, and its and their respective employees, officers, directors, consultants, contractors, attorneys, accountants, financial advisors, and other representatives (collectively, “Representatives”) who have a need to know such Confidential Information and who are either bound by the terms of a confidentiality agreement having terms similar to those set out herein or have agreed to be bound by the terms of this Agreement relative to Confidential Information disclosed to them. Each Party shall be responsible for any improper disclosure of any Confidential Information in violation of this Agreement by its Representatives.

(b)	Notwithstanding Section 13.4(d), a Party receiving Confidential Information of the other Party may disclose such Confidential Information to the extent such receiving Party is required by Applicable Law to disclose such Confidential Information; provided that, such receiving Party provides to the other Party prompt written notice (to the extent legally permissible and time permits) of such requirement prior to such disclosure and reasonable assistance to the disclosing Party in obtaining an order protecting the information from public disclosure; provided further, however, the Party required to make the disclosure of Confidential Information shall not be in breach of its obligations under this Section 13.5(b) if, in the reasonable opinion of its legal counsel (which may be its in-house legal counsel), disclosure of the Confidential Information of the disclosing Party is required to be made by the receiving Party to avoid any penalty, fine or other consequence of non-disclosure notwithstanding whether or not the an order protecting the Confidential Information from public disclosure has been obtained or not at the time any such disclosure is required. The disclosing Party shall reimburse the receiving Party for its actual and reasonable costs and expenses incurred in rendering such assistance.

Article XIV

BKRF CREDIT SUPPORT

14.1  BKRF Credit Support. On the Effective Date, BKRF shall deliver Credit Support to Vitol in an amount equal to Five Million Dollars ($5,000,000.00) (the “BKRF Credit Support”). The BKRF Credit Support constitutes security for, but is not a limitation of liability for, BKRF’s obligations and liabilities under this Agreement. BKRF shall maintain the BKRF Credit Support until the later of (i) the date of expiration or termination of this Agreement and (ii) such date as all accrued obligations of BKRF under this Agreement (other than contingent obligations with respect to which Vitol has not made a claim) have been satisfied in full.

14.2  Security Interest. To secure its obligations under this Agreement, BKRF hereby grants to Vitol, as the secured party, a first priority, present and continuing security interest in, and lien on (and right of setoff against), and assignment of, all cash obtained by Vitol resulting from a draw on the BKRF Credit Support, and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of Vitol, and BKRF agrees to take such action as Vitol reasonably requests in order to protect Vitol’s first-priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof; provided, however, that Vitol may exercise its rights as a secured party (including the right of setoff granted pursuant to this sentence) against such cash collateral only upon the terms and conditions of this Agreement. If Vitol receives cash proceeds from a Letter of Credit pursuant to a drawing made in accordance with this Agreement, such cash collateral will constitute Credit Support for all purposes of this Agreement.

14.3  Drawing of Credit Support. If an Event of Default has occurred and is continuing, Vitol will be entitled to draw upon the BKRF Credit Support for any damages arising from (a) such Event of Default or (b) any prior Event of Default to the extent that damages arising therefrom have not yet been paid in full to Vitol. In the case of Credit Support in the form of a Letter of Credit, Vitol may draw the full amount of such Letter of Credit (i) within 20 Business Days before the expiration of such Letter of Credit if, as of such date, Vitol has not received replacement Credit Support meeting the requirements of this Agreement or notice from the issues of such Letter of Credit of its extension, and (ii) if Vitol has not received replacement Credit Support meeting the requirements of this Agreement within two (2) Business Days following the occurrence of a Letter of Credit Default in respect of such Letter of Credit, and, in each case, the proceeds of any such draw will constitute collateral provided to Vitol in the form of cash and will be deemed to constitute Credit Support provided by BKRF.

14.4  Release Upon Termination. If, upon the termination or expiration of this Agreement, there are outstanding any claims for which BKRF has or may have an obligation Vitol in accordance with the provisions of Section 9.1(a) hereof that (i) were validly made prior to such date against Credit Support then being released and of which BKRF has been notified of pursuant to Section 9.1(c), and (ii) in the case of any Credit Support being released because it is being replaced, are not fully secured by the replacement Credit Support, then, on such scheduled release date, (a) the amount of the applicable Credit Support will be deemed reduced to the amount of such outstanding claims, (b) such release date will be extended until the final resolution and (if applicable) full payment of such outstanding claims, and (c) the scope of such security will be reduced to secure only such outstanding claims. In the event of a reduction in the amount or scope of any Credit Support in accordance with clauses (a) or (c) of the immediately preceding sentence, there are no outstanding claims against BKRF, Vitol will promptly execute any documents and take any other actions reasonably requested by BKRF to effect or confirm such reduction in amount or scope, including by executing and delivering an amendment to such Credit Support, by exchanging such Credit Support or by other reasonable means.

14.5  Uniform Commercial Code Waiver. This Agreement sets forth the entirety of the agreement of the Parties regarding credit, collateral and adequate assurances. Except as expressly set forth in this Agreement, neither Party (a) has or will have any obligation to post Credit Support, pay deposits, make any other prepayments or provide any other financial assurances in any form whatsoever, nor (b) has or will have reasonable grounds for insecurity with respect to the creditworthiness of a Party that is complying with the relevant provisions of this Agreement. The Parties hereby waive all implied rights relating to financial assurances arising from Section 2-609 of the Uniform Commercial Code or case law applying similar doctrines.

Article XV

MISCELLANEOUS

15.1  Assignment.

(a)	No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party; provided, however, that in compliance with Applicable Law (i) BKRF may assign this Agreement to an Affiliate of BKRF that owns the Project without Vitol’s consent, (ii) BKRF may assign this Agreement to a Permitted Transferee that acquires the Project from BKRF without Vitol’s consent, (iii) BKRF may collaterally assign this Agreement and its rights to receive payments hereunder from Vitol to any lender providing financing to BKRF for the Project and (iv) Vitol may assign this Agreement to an Affiliate of Vitol without BKRF’s consent, subject to, in such case, if the creditworthiness of such Affiliate, independent of its affiliation with Vitol, is not the same or better than that of Vitol as of the Effective Date of this Agreement, such Affiliate will be required to provide credit support to BKRF on the effective date of such assignment in an amount and form reasonably acceptable to BKRF as support for the performance of such Affiliate’s obligations under this Agreement and the Storage Services Agreement (including all transactions entered into or to be subsequently entered into thereunder); provided further, however, that contemporaneously with an assignment pursuant to clauses (i), (ii), and (iv) immediately above, (A) the assigning Party shall make a contemporaneous corresponding assignment of the Storage Services Agreement and (B) the assignee shall have assumed in writing all of the obligations of the assigning Party under this Agreement and the Storage Services Agreement as of the date of such assignment. For the avoidance of doubt, any assignment of this Agreement shall not constitute a novation of this Agreement unless expressly agreed by the Parties. Unless the Parties otherwise agree in writing and except for an assignment by BKRF to a Permitted Transferee, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement. In the case of an assignment pursuant to clauses (i) and (ii) above, BKRF shall be released from its obligations under this Agreement which arise from and after the date of assignment. Notwithstanding anything set forth in this Agreement to the contrary, Vitol shall not be permitted to assign any of its rights or obligations under this Agreement to any Person unless (Y) any such assignment to such Person includes an assignment to such Person of all of Vitol’s rights and obligations under the Storage Services Agreement, whether arising prior to, on or after the date of such assignment and (Z) such Person also agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement by delivering written confirmation thereof to each of the parties thereto.

(b)	Reference is made to the Direct Agreement, dated as of June 25, 2024 (the “Direct Agreement”), among Vitol, BKRF, and Orion Energy Partners TP Agent, LLC, acting as Collateral Agent, which shall apply to this Agreement to the extent referenced in the Intercreditor Agreement.

15.2  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.

15.3  Venue. THE PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK COUNTY, NEW YORK OR THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK COUNTY, NEW YORK, AS APPLICABLE. EACH PARTY WAIVES (A) ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF ANY SUIT, ACTION, OR OTHER PROCEEDINGS BROUGHT IN ANY SUCH COURT; (B) ANY DISPUTE THAT SUCH SUIT, ACTION, OR OTHER PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (C) ANY RIGHT TO OBJECT, WITH RESPECT TO SUCH SUIT, ACTION, OR OTHER PROCEEDING, THAT THE COURT DOES NOT HAVE ANY JURISDICTION OVER THE PARTY; PROVIDED THAT THIS SECTION 15.3 DOES NOT PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

15.4  Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY ORDER OR OTHER DOCUMENT PERTAINING TO ANY ORDER.

15.5  Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

15.6  Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, EXCEPT AS EXPRESSLY CONTEMPLATED BY THE TERMS HEREOF, INCLUDING EXPRESS DAMAGE PROVISIONS IN SECTIONS 2.2(c), 3.3, 3.4, 4.3, 4.4, AND 11.4 AND THE DEFINITION OF CLOSE-OUT AMOUNT AND CLOSE-OUT AMOUNT LOST MARGIN LD, neither Party shall be liable to the other Party for any SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, or consequential damages, LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE that such other Party may suffer. IT IS the INTENT OF THE PARTIES THAT the LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE OR WHETHER OR NOT ARISING FROM STRICT LIABILITY. The Parties acknowledge that this Section 15.6 is intended only to limit their liability to each other AS TO THE forEGOING, and shall not be construed so as to limit their liability to third parties or their right to seek indemnification for third party claims in accordance with any other Section OF THIS AGREEMENT. FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO A PARTY, THE rESPONSIBLE pARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE RESPONSIBLE PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL AND INCIDENTAL DAMAGES ONLY, SUCH DIRECT ACTUAL AND INCIDENTAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO THE OTHER PARTY AND ALL OTHER REMEDIES AND DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES OR LOSS AND NOT A PENALTY.

15.7  Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

15.8  Notices. All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by electronic or digital transmission method subject to the sender confirming receipt; provided that a notice given in accordance with this sentence but received on a day other than a Business Day or after business hours on a Business Day in the place of receipt will be deemed to be given on the next day that is a Business Day in that place. In each case, notice shall be sent to the following addresses:

If to BKRF, to:

Bakersfield Renewable Fuels, LLC

c/o Global Clean Energy Holdings, Inc.

6451 Rosedale Hwy

Bakersfield, CA 93308

Attention: General Counsel

If to Vitol, to:

Vitol Americas Corp.

2925 Richmond Ave., Suite 1100

Houston, TX 77098

Attn: Steve Barth

Email: szb@vitol.com

With copies to (which shall not constitute notice to Vitol):

Vitol Americas Corp.

2925 Richmond Ave., Suite 1100

Houston, TX 77098

Attn: General Counsel

Email: legalhouston@vitol.com

or to such other address as Vitol or BKRF shall have specified by notice in writing in the manner specified in this Section. For purposes of this Section 15.8, “business hours” shall mean the hours between 8:00 am Local Time and 5:00 pm Local Time on each day that is a Business Day of the recipient and “Local Time” shall mean the time applicable to the address of receipt set out herein, regardless of the method of delivery.

15.9  Entire Agreement. This Agreement, including the Schedules hereto, which are hereby incorporated by reference, sets forth the entire understanding and agreement between the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent between the Parties with respect to the subject matter hereof. In the event that there is a conflict between this Agreement and any Schedules hereto, the terms of this Agreement shall prevail.

15.10  No Partnership. Nothing contained in this Agreement shall constitute, or be construed to be, or create a partnership or joint venture between the Parties, or their respective Affiliates, successors and assigns, nor shall either Party be liable for any debts incurred on behalf of the other Party, or be able to bind the other Party.

15.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Electronic signatures shall have the same effect as originals.

15.12  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (a) a suitable, equitable and mutually agreeable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.13  Third-Party Rights. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors or assigns, any legal or equitable rights hereunder.

15.14  Press Releases. No press releases, media interviews, and any other public announcements relating to each Party’s involvement in the Project or this Agreement will be made by either Party unless determined made jointly by the Parties and mutually agreed to by the Parties in writing. Notwithstanding Section 13.4, BKRF may disclose verbally to potential Project partners and contract counterparties, including potential contract farmers, seed brokers and other agricultural market intermediaries and service providers that Vitol has committed to purchase the Project’s anticipated Product production and deliver the anticipated Feedstock needs to the Project.

15.15  Representations. Each Party represents and warrants to the other, as of the A&R Date (except that any representation or warranty which relates expressly to a later date shall be deemed made only as of such date), that,

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, is in good standing, and has all company or corporate authority to execute this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

(b)	this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms;

(c)	execution, delivery and performance of this Agreement do not violate or conflict with any Applicable Laws in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(e)	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

(f)	is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of its material obligations under this Agreement;

(g)	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product, Feedstock or other products hereunder, as applicable, who is entitled to any compensation with respect thereto;

(h)	as of the Start Date, it shall have in place all Permits and all other approvals required by all Governmental Authorities necessary for it to perform its obligations under this Agreement, including, as applicable, any Permits required under the RFS2 Regulations and CARB LCFS Regulations;

(i)	it is an “Eligible Contract Participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended; and

(j)	it is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Products and Feedstock hereunder, as applicable, constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.

15.16  No Recourse. EACH PARTY SHALL LOOK ONLY TO THE OTHER PARTY FOR THE PERFORMANCE OF SUCH OTHER PARTY’S RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, AND ALL LIABILITIES AND INDEMNITY OBLIGATIONS HEREUNDER SHALL BE WITH RECOURSE ONLY TO THE PARTIES THEMSELVES, AND NONE OF THE LENDERS, AFFILIATES OF A PARTY, OR THE EMPLOYEES, SHAREHOLDERS, OFFICERS, DIRECTORS, OR AGENTS OF ANY OF THEM, SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY OTHER PERSON UNDER OR PURSUANT TO THIS AGREEMENT.

(signatures follow)

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the A&R Date.

Bakersfield Renewable Fuels, LLC		Vitol Americas Corp.

By:	/s/ Noah Verleun	By:	/s/Richard J. Evans
Name:	Noah Verleun	Name:	Richard J. Evan
Title:	President, CEO	Title:	Senior Vice President and CFO

Signature Page to Supply and Offtake Agreement

Exhibit A

RCF Covenants

All capitalized terms used in this Exhibit A and not otherwise defined in this Agreement shall have the meanings given to such terms in the RCF Agreement.

Section	1. Affirmative Covenants.

1.1  Financial Statements; Reports.

(a)	BKRF (i) will deliver to Vitol copies of each of the financial statements, reports, and other items set forth on Schedule 5.01 (Reporting Requirements) to the RCF Agreement no later than the times specified therein and (ii) agrees to maintain a system of accounting that enables BKRF to produce financial statements in accordance with GAAP; and

(b)	BKRF will deliver to Vitol copies of each of the reports set forth on Schedule 5.01 (Reporting Requirements) to the RCF Agreement at the times specified therein.

1.2  Certificates; Other Information. BKRF will deliver to Vitol:

(a)	concurrently with the delivery of all financial statements referred to in Section 1.1(a) of this Exhibit A, a duly completed certificate signed by a Responsible Officer of BKRF certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b)	promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, registration statements and Parent filings so long as BKRF is a Subsidiary, that BKRF may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;

(c)	promptly after the furnishing thereof, copies of each periodic or other material report and each material notice delivered to the DIP Term Loan Creditors or Orion as Term Administrative Agent or by the DIP Term Loan Creditors or Orion as Term Administrative Agent under the Term Credit Agreement;

(d)	promptly after receipt thereof by BKRF, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of BKRF or any other RCF Loan Party;

(e)	promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of BKRF or any other RCF Loan Party by independent accountants in connection with the accounts or books of BKRF or any other RCF Loan Party, or any audit of any of them;

Exhibit A-1

(f)	(i) at least two (2) Business Days prior to filing (or, if not practicable, as soon as reasonably practicable), copies of all pleadings and motions (other than “first day” motions and proposed orders, but including the Approved Plan and any disclosure statement related thereto (which shall be provided as soon as practicable in advance of filing) to be filed by or on behalf of any RCF Loan Party with the Bankruptcy Court in the Bankruptcy Cases, which such pleadings shall include the RCF Agents as a notice party, and (ii) on a timely basis as specified in any DIP Order, copies of all notices required to be given to all parties specified in such DIP Order, in the manner specified therefor therein; and

(g)	promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of BKRF or any other RCF Loan Party, or compliance with the terms of the RCF Loan Documents, as Vitol may from time to time reasonably request; or (ii) information and documentation reasonably requested by Vitol for purposes of compliance with the applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 1.2(a) or Section 1.2(b) of this Exhibit A may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on BKRF’s behalf on an Internet or intranet website, if any, to which Vitol has access (whether a commercial, third-party website or whether sponsored by Vitol); (iii) on which such documents are delivered to Vitol pursuant to the RCF Agreement; provided that BKRF shall notify Vitol (by telecopier or electronic mail) of the posting of any such documents and provide to Vitol by electronic mail electronic versions (i.e., soft copies) of such documents. Vitol shall be solely responsible for timely accessing posted documents.

1.3  Notices. BKRF will promptly notify Vitol of:

(a)	the occurrence of any Default or Event of Default;

(b)	any force majeure claim, change order request, indemnity claim, dispute, breach or default under any of the Material Contracts, to the extent in any such case, such event could reasonably be expected to have a cost or impact to BKRF equal to or in excess of $2,000,000;

(c)	details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect (including material changes to the California Low Carbon Fuel Standard or the Federal Renewable Fuel Standard);

(d)	any material notice or communication given to or received (i) from creditors of BKRF or any other RCF Loan Party generally or (ii) in connection with any Material Contract;

(e)	notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with the terms of this Agreement;

Exhibit A-2

(f)	any material written amendment of any Material Contract, and correct and complete copies of any Material Contract executed after the Effective Date, in either case, within seven (7) days after execution thereof;

(g)	the sale, lease, transfer or other Disposition of, in one transaction or a series of transactions, all or any part of its property in excess of $500,000 per individual Disposition or $1,000,000 in the aggregate per annum in the aggregate per annum for all such Dispositions;

(h)	any Event of Loss (as defined in the RCF Agreement) with respect to all or any part of its property in excess of $500,000 per individual Event of Loss or $1,000,000 in the aggregate per annum for all such Events of Loss;

(i)	the occurrence of a bankruptcy of any RCF Loan Party or Material Contract Counterparty;

(j)	other than the Bankruptcy Cases, the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting BKRF or any other RCF Loan Party that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(k)	the occurrence of any ERISA Event (as defined in the RCF Agreement) that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;

(l)	notice of any Environmental Action or of any noncompliance by any RCF Loan Party or any of its Subsidiaries with any Environmental Law or any Environmental Permit that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(m)	any material change in accounting or financial reporting practices by BKRF or any Subsidiary;

(n)	the occurrence of an Insolvency Proceeding or any other proceeding under any Debtor Relief Law (as defined in the RCF Agreement) of any RCF Loan Party;

(o)	notice of any Condemnation (as defined in the RCF Agreement as in effect on the date hereof) by a Governmental Authority with respect to a material portion of the Project or the Site;

(p)	any matter or development that has had or could reasonably be expected to have a Material Adverse Effect;

(q)	any change in the information provided in any Beneficial Ownership Certification (as defined in the RCF Agreement) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

Exhibit A-3

(r)	(i) the intent of any RCF Loan Party to provide information with respect to the Prepetition RCF Loan Documents to a party in interest in the Bankruptcy Cases or (ii) the compulsion of any RCF Loan Party to provide such information by order of the Bankruptcy Court.

Each notice delivered under this Section 1.3 shall be accompanied by a statement of a Responsible Officer of BKRF setting forth the details of the occurrence requiring such notice and stating what action BKRF has taken and proposes to take with respect thereto. Each notice (and accompany statement) required by this Section 1.3 shall be deemed to have been delivered to Vitol hereunder if and when delivered to Vitol pursuant to the terms of the RCF Agreement.

1.4  Scheduled Calls and Meetings. BKRF shall arrange to have either (x) a telephonic conference call or (y) if requested by Vitol, an in-person meeting at the Site, in each case, with Vitol no earlier than fifteen (15) Business Days after the end of each calendar month, which shall be coordinated with Vitol during normal business hours upon reasonable prior notice to Vitol, to discuss the matters contained in the various financial statements and reports delivered pursuant to Section 1.1, including the status of BKRF and the affairs, finances and accounts of BKRF; provided that Vitol shall not request more than twelve (12) in-person meetings at the Site in any calendar year pursuant to this Section 1.4.

1.5  Preservation of Existence, Etc. BKRF will, and will cause each other RCF Loan Party to, (a) subject to any necessary order or authorization of the Bankruptcy Court approved by the RCF Agents, preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

1.6  Governmental Authorizations. Except as could not be reasonably be expected to result in Material Adverse Effect and subject to any necessary order or authorization of the Bankruptcy Court, BKRF shall, and shall cause each other RCF Loan Party to: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect all Authorizations set forth on Schedule 3.03 (Authorizations) to the RCF Agreement (including all Environmental Permits) required under any Applicable Law for the Project and for BKRF’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect all Authorizations set forth required under any Applicable Law for BKRF’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain all other Authorizations required for the Project.

Exhibit A-4

1.7  Maintenance of Properties. Subject to any necessary order or authorization of the Bankruptcy Court, BKRF will, and will cause each other RCF Loan Party to:

(a)	maintain, preserve and protect all of its properties, including the Project, and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and force majeure events excepted), and in accordance in all material respects with the requirements of the Material Contracts to which it is a party and in compliance, in all material respects, with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies; and

(b)	make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

1.8  Maintenance of Insurance.

(a)	BKRF will, and will cause each other RCF Loan Party and its and their Subsidiaries to, maintain with financially sound and reputable insurance companies reasonably satisfactory to Vitol, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as specified on Schedule 5.08 (Insurance) of the RCF Agreement.

(b)	Loss Proceeds (as defined in the RCF Agreement) of the insurance policies provided or obtained by or on behalf of the RCF Loan Parties in respect of RCF Priority Collateral shall be required to be paid by the respective insurers directly to the RCF Administrative Agent’s Account for prepayment of the RCF Obligations pursuant to Section 2.03(e) (Mandatory Prepayments) of the RCF Agreement or, if all required prepayments have been made, to the Collection Account (as defined in the RCF Agreement). If any Loss Proceeds that are required under the preceding sentence to be paid to the RCF Administrative Agent’s Account or Collection Account, as applicable, are received by the RCF Loan Parties or any other Person, such Loss Proceeds shall be received in trust for the RCF Collateral Agent, shall be segregated from other funds of the recipient, and shall be forthwith paid to the RCF Administrative Agent’s Account or Collection Account, as applicable, in the same form as received (with any necessary endorsement).

1.9  [Reserved]

1.10  Payment of Obligations(i). Subject to any necessary order or authorization of the Bankruptcy Court and to the extent provided in the Approved Budget (subject to the Variance Limit), BKRF will, and will cause each other RCF Loan Party and its and their Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by BKRF or such Subsidiary, (b) Taxes the nonpayment of which is excused, permitted or required by the Bankruptcy Code, or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of the Pass-Through Loan Parties (as defined in the RCF Agreement) shall continue to be properly treated as a disregarded entity or a partnership for U.S. federal income tax purposes and no Pass-Through Loan Party shall file an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation.

Exhibit A-5

1.11  Compliance with Laws and Obligations. BKRF will, and will cause each other RCF Loan Party and its and their Subsidiaries to, comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including applicable Environmental Laws and occupational health and safety regulations, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. BKRF shall, and shall cause each other RCF Loan Party to, comply with and perform its Contractual Obligations, and enforce against other parties their respective Contractual Obligations, under each Material Contract to which it is a party except to the extent any non-compliance or non-enforcement, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

1.12  Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, BKRF will, and will cause each other RCF Loan Party and its and their Subsidiaries to:

(a)	keep any property either owned or operated by such RCF Loan Party or its Subsidiaries free of Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, in each case;

(b)	promptly notify Vitol of any Release of which BKRF has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any RCF Loan Party or its Subsidiaries, or from or onto any other property, in each case that could reasonably be expected to result in a Material Adverse Effect, and take any Remedial Actions to the extent required by Environmental Law to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(c)	promptly, but in any event within five (5) Business Days of its receipt thereof, provide Vitol with written notice of any of the following, in each case, to the extent it could reasonably be expected to result in a Material Adverse Effect: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any RCF Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any RCF Loan Party or its Subsidiaries, (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority or (iv) the revocation, suspension or material adverse modification of any Environmental Permit.

1.13  Books and Records. BKRF will, and will cause each other RCF Loan Party and its and their Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of BKRF or such Subsidiary, as the case may be, and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over BKRF or such Subsidiary, as the case may be.

Exhibit A-6

1.14  Inspection Rights. BKRF will:

(a)	permit Vitol and each of its duly authorized representatives, independent contractors or agents to visit the Project (and any of its other properties) and inspect any of its assets or books and records, including, without limitation, the Refinery Feedstock Storage Tanks, Product Storage Tanks and associated infrastructure, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of BKRF shall be allowed to be present) at such reasonable times and intervals as Vitol may designate and, so long as no Default or Event of Default has occurred and is continuing, with at least three (3) Business Days’ prior notice to BKRF and during regular business hours (subject, in any event, to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided BKRF will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit Vitol from obtaining information);

(b)	permit Vitol and its duly authorized independent inspectors to be present at any or all volume determinations conducted by BKRF; and

(c)	permit Vitol and each of its duly authorized representatives or agents to conduct field examinations, appraisals and valuations at such reasonable times and intervals as Vitol may designate;

provided, that, as long as no Event of Default has occurred and is continuing, any such visits by officers and designated representatives of Vitol shall not occur more frequently than two times per year at the cost of BKRF (or more frequently at the cost of Vitol).

1.15  Use of Proceeds. BKRF will use the proceeds of transactions entered into under this Agreement and the Storage Services Agreement only for payment of (a) postpetition working capital needs of the RCF Loan Parties; (b) interest and fees under the RCF Agreement; (c) interest and fees payable under the Prepetition RCF Credit Agreement; (d) adequate protection payments to the Prepetition RCF Secured Parties, including Vitol as lender under the Prepetition Term Loan Credit Agreement, and including fees payable under the Prepetition RCF Credit Agreement and Prepetition Term Loan Credit Agreement; (e) funding the Carve-Out and the reasonable and documented expenses and professional fees for (i) the RCF Administrative Agent and the RCF Collateral Agent, (ii) the Prepetition RCF Administrative Agent and the Prepetition RCF Collateral Agent, and (iii) the Prepetition RCF Lenders; and (iv) the allowed administrative costs and expenses of the Bankruptcy Cases, in each case, solely in accordance with the DIP Budget (subject to the Variance Limit) and the DIP Orders. BKRF will not use the proceeds of the transactions entered into under this Agreement and the Storage Services Agreement to fund costs contemplated to be funded by CTCI under the DIP CTCI Contract unless and until CTCI has funded $75 million of costs under the DIP CTCI Contract, with the sole exception of costs associated with BKRF’s purchase of Feedstock from Vitol under this Agreement.

Exhibit A-7

1.16  Security. BKRF shall, and shall cause each other RCF Loan Party to, preserve and maintain the security interests granted under the RCF Security Documents and undertake all actions which are necessary or appropriate to: (a) maintain the RCF Collateral Agent’s Lien in the RCF Collateral in full force and effect at all times, (b) subject to Permitted Liens (as defined in the RCF Agreement), preserve and protect the RCF Collateral and protect and enforce BKRF’s and the other RCF Loan Parties’ rights and title and the rights of the RCF Collateral Agent and of Vitol to the RCF Collateral, including by making or delivery of motions, pleadings, filings and recordations and supplemental documents, and by the payment of fees and other charges, and (c) ensure that all RCF Obligations, whether with respect to RCF Loans, DIP RCF Roll-Up Loans or otherwise, shall at all times have the Lien priorities described in Exhibit F-1 to the RCF Agreement and claims priorities described in Exhibit F-2 to the RCF Agreement, as applicable; provided that, notwithstanding anything to the contrary in this Section 1.16, the Liens securing the RCF Obligations in favor of the RCF Collateral Agent on behalf of and for the benefit of the RCF Secured Parties in all of the RCF Collateral shall not be subject or subordinate to (i) any Lien that is avoided and preserved for the benefit of the RCF Loan Parties and their estates under Section 551 of the Bankruptcy Code, (ii) any Liens arising after the Petition Date including, without limitation, any Liens granted in favor of any Governmental Authority for any liability of the RCF Loan Parties, or (iii) any intercompany or Affiliate Liens of the RCF Loan Parties.

1.17  (i) Sanctions; Anti-Corruption Laws. BKRF will, and will cause each other RCF Loan Party to, maintain in effect policies and procedures designed to promote compliance by BKRF, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.

1.18  Additional Beneficial Ownership Certification. At least five (5) days prior to any Person becoming a RCF Loan Party, if requested by Vitol, BKRF shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the RCF Agreement) and has not previously delivered a Beneficial Ownership Certification (as defined in the RCF Agreement) to deliver a Beneficial Ownership Certification to Vitol.

1.19  [Reserved].

1.20  Further Assurances. BKRF will, and will cause each other RCF Loan Party to, at any time upon the reasonable request of Vitol, execute or deliver to Vitol any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Vitol may reasonably request in form and substance reasonably satisfactory to Vitol, to create, perfect, and continue perfected or to better perfect the RCF Collateral Agent’s Liens (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other RCF Documents. BKRF shall take such actions as Vitol may reasonably request from time to time to ensure that the RCF Obligations are guaranteed by the Guarantors (as defined in the RCF Agreement) and are secured by the RCF Collateral.

1.21  Security in Newly Acquired Property and Revenues. Without limiting any other provision of any RCF Document, if BKRF or any other RCF Loan Party shall at any time (a) acquire any interest in a single item of property (other than any Excluded Property) with a value of at least $250,000 or any interest (other than any Excluded Property) in revenues that could aggregate during the term of the agreement under which such receivables arise to over $250,000; or (b) acquire interests in property (other than any Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the RCF Security Documents having a value of at least $250,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the RCF Security Documents, promptly upon such acquisition, BKRF shall or shall cause such other RCF Loan Party to execute, deliver and record a supplement to the RCF Security Documents or other documents, subjecting such interest to the Lien created by the RCF Security Documents.

Exhibit A-8

1.22  Material Contract. BKRF shall, and shall cause each other RCF Loan Party to (i) duly and punctually perform and observe all of its covenants and obligations contained in each Material Contract to which it is a party, except to the extent any non-performance or non-observance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) take all commercially reasonable action to prevent the termination or cancellation of any Material Contract in accordance with the terms of such Material Contract or otherwise (except for the expiration of any Material Contract in accordance with its terms in the ordinary course and not as a result of a breach or default thereunder), except to the extent any such termination or cancellation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (iii) enforce against the relevant Material Contract Counterparty each covenant or obligation of such Material Contract, as applicable, in accordance with its terms, except to the extent any non-enforcement, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

1.23  Designated Account. BKRF shall at all times maintain the Designated Account (as defined in the RCF Agreement) and any other account permitted herein in accordance with this Agreement and the other RCF Documents. BKRF shall not, and shall not permit any other RCF Loan Party to, maintain any securities accounts or bank accounts other than the Collateral Accounts (as defined in the Term Credit Agreement) and the Designated Account.

1.24  Designated Account Report. BKRF shall provide to Vitol, within three (3) business days of the end of each calendar month, in electronic format, an itemized summary of all withdrawals from the Designated Account made during such calendar month.

1.25  Intellectual Property. BKRF shall, and shall cause each other RCF Loan Party to, own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the Project and its businesses (as applicable), in each case, as to which the failure of BKRF or such other RCF Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by BKRF or such other RCF Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

1.26  Budget. BKRF shall, contemporaneously with each such submission, submit to Vitol copies of (i) each Proposed Budget and each Variance Report that is submitted to the RCF Administrative Agent pursuant to Section 5.26 (Budget) of the RCF Agreement and (ii) copies of each Approved Budget promptly upon its approval.

Exhibit A-9

1.27  RCF Collateral Administration.

(a)	Borrowing Base Certificates. BKRF shall deliver to Vitol copies of each Borrowing Base Certificate as and when required to be delivered to the RCF Administrative Agent pursuant to Section 2.12 (Weekly Determinations; Borrowing Base Certification) of the RCF Agreement, and shall notify Vitol of any adjustment to the Borrowing Base Certificate made by the RCF Administrative Agent pursuant to Section 5.27 (DIP RCF Collateral Administration) of the RCF Agreement.

(b)	Accounts. BKRF will maintain and administer the Accounts (as defined in the RCF Agreement) in accordance with Section 5.27 (DIP RCF Collateral Administration) of the RCF Agreement.

(c)	Cash Collateral. All cash and cash equivalents of BKRF, whenever or wherever acquired, and the proceeds of all collateral pledged to the RCF Collateral Agent, constitute cash collateral, as contemplated by Section 363 of the Bankruptcy Code (“Cash Collateral”). Cash Collateral may by used for the uses for which proceeds of Loans may be used.

1.28  [Reserved]

1.29  Delivery of Proposed DIP Orders. BKRF will deliver to Vitol, as soon as practicable in advance of filing with the Bankruptcy Court, (a) the pleadings in respect of the RCF Loan Documents, including the motion, any declarations, any responsive pleadings, and the proposed DIP Orders (which must be in form and substance satisfactory to Vitol) and (b) the Approved Plan and the proposed Disclosure Statement related to such Approved Plan.

1.30  Additional Guarantors; Grantors and RCF Collateral. BKRF shall deliver to Vitol copies of each Joinder Agreement, Security Document, other RCF Loan Document (or joinder thereto), documentation of the applicable entities’ authority to execute, deliver and perform the same and additional closing documents and certificates, in each case, as and when required to be delivered to the RCF Administrative Agent pursuant to Section 5.30 (Additional Guarantors, Grantors and DIP RCF Collateral) of the RCF Agreement.

Section	2. Negative Covenants.

2.1  Indebtedness. BKRF will not, nor will it permit any of the other RCF Loan Parties or their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (as defined in the RCF Agreement), except for Permitted Indebtedness (as defined in the RCF Agreement). In addition, on and after the Closing Date, none of the RCF Loan Parties shall incur (i) any intercompany Indebtedness or similar obligations owing to any Affiliate or (ii) any Indebtedness for borrowed money, in either case, other than (A) such amounts that are in compliance with the DIP Budget, (B) Indebtedness incurred under the RCF Agreement, or (C) Indebtedness incurred under the Term Loan Credit Agreement or the DIP CTCI Contract.

2.2  Liens. BKRF will not, and will not permit any of the other RCF Loan Parties or their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens (as defined in the RCF Agreement).

Exhibit A-10

2.3  Fundamental Changes. BKRF will not, and will not permit any of the other RCF Loan Parties or their Subsidiaries to, (i) merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or (ii) make or agree to make any amendment to its Organizational Documents (as defined in the RCF Agreement) to the extent that such amendment could reasonably be expected to be materially adverse to the interests of Vitol, except that, so long as no Default exists or would result therefrom:

(a)	any RCF Loan Party may merge with a RCF Loan Party, provided, that (i) BKRF must be the surviving entity of any such merger to which it is a party, (ii) no merger may occur between a RCF Loan Party and a Subsidiary of such RCF Loan Party that is not a RCF Loan Party unless such RCF Loan Party is the surviving entity of any such merger, and (iii) no merger may occur between Subsidiaries of any RCF Loan Party that are not RCF Loan Parties;

(b)	the RCF Loan Parties and their Subsidiaries may make Dispositions permitted by Section 6.04 (Dispositions) of the RCF Agreement;

(c)	any Investment permitted by Section 6.06 (Investments; Subsidiaries) of the RCF Agreement may be structured as a merger, consolidation or amalgamation; and

(d)	BKRF may cause (i) the liquidation or dissolution of non-operating Subsidiaries of BKRF with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a RCF Loan Party (other than BKRF) or any of its Wholly-Owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving RCF Loan Party or Subsidiary are transferred to a RCF Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of BKRF that is not a RCF Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of BKRF that is not liquidating or dissolving.

2.4  Dispositions and Acquisitions. BKRF will not, and will not permit any of the other RCF Loan Parties or their Subsidiaries to:

(a)	make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions (as defined in the RCF Agreement); and

(b)	with respect to any RCF Loan Party, purchase, acquire or lease (as lessee) any assets other than: (i) the purchase or lease of assets reasonably required under the Material Contracts to which it is a party, (ii) the purchase or lease of assets reasonably required in connection with the restoration of the Project in accordance with the RCF Agreement and the Term Loan Credit Agreement, (iii) any capital expenditures or other investments in assets necessary or useful for the business of the Project from the proceeds of any Disposition to the extent permitted hereunder, (iv) the purchase or lease of assets otherwise permitted by the Material Contracts to which it is a party that do not in the aggregate exceed the amount budgeted for such purchases or leases in the Approved Budget;

Exhibit A-11

provided, that notwithstanding the foregoing or anything else contained in this Agreement or the RCF Agreement to the contrary, on and after the Closing Date, no RCF Loan Party shall (i) acquire any property or dispose of all or any part of the property owned by such RCF Loan Party or (ii) reinvest all or any portion of the net proceeds of any such disposition, in each case, except in compliance with the Approved Budget or as expressly approved in writing by the RCF Administrative Agent.

2.5  Restricted Payments. BKRF will not, nor will it permit any other RCF Loan Party or its or their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Restricted Payments by an RCF Loan Party.

2.6  Investments; Subsidiaries.

(a)	BKRF will not, and will not permit any other RCF Loan Party and its Subsidiaries to, make any Investments, except for Permitted Investments (as defined in the RCF Agreement). In addition, on and after the Closing Date, no RCF Loan Party shall make any Investments except in compliance with the DIP Budget.

(b)	BKRF will not, and will not permit any other RCF Loan Party to (i) form or have any Subsidiary other than the RCF Loan Parties or (ii) subject to the foregoing Section 2.6(a) of this Exhibit A, own, or otherwise Control any Equity Interests in, any other Person.

2.7  Principal Place of Business; Business Activities.

(a)	BKRF will not, and will not permit any other RCF Loan Party to, change its principal place of business from the State of California or maintain any place of business outside of the State of California respectively unless it has given at least thirty (30) days’ prior notice thereof to Vitol, and each RCF Loan Party has taken all steps then required pursuant to the RCF Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby. BKRF shall, and shall cause each other RCF Loan Party to, maintain at its principal place of business originals or copies of its principal books and records.

(b)	BKRF shall not conduct any activities other than those related to the Project or the transactions contemplated hereby or by the Storage Services Agreement, the RCF Agreement, the Term Credit Agreement and by the other Loan Documents and Term Financing Documents and any activities incidental to the foregoing.

2.8  Transactions with Affiliates. BKRF will not, nor will it permit any other RCF Loan Party or any of its or their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent, BKRF or any of their respective Subsidiaries without the prior written consent of Vitol (such consent not to be unreasonably withheld, conditioned or delayed) (other than in each case any transaction with or among Parent or any of its Subsidiaries which are RCF Loan Parties), provided that the foregoing restriction shall not apply to (a) Restricted Payments permitted by Section 2.5 of this Exhibit A, (b) transactions set forth on Schedule 3.27 (Agreements with Affiliates) of the RCF Agreement, (c) Investments permitted by Section 2.6 of this Exhibit A, (d) equity contributions from one or more parent companies of Holdings made to one or more RCF Loan Parties or (e) transactions in the ordinary course of such RCF Loan Party’s (and such Affiliate’s) business and upon fair and reasonable terms no less favorable to such RCF Loan Party than it would obtain in comparable arm’s length transactions with a Person acting in good faith which is not an Affiliate; provided that, for the avoidance of doubt, the foregoing shall not restrict any RCF Loan Party or its Subsidiaries from complying with the terms of the Interim Order or the Final Order.

Exhibit A-12

2.9  Certain Restrictive Agreements. BKRF will not, nor will it permit any other RCF Loan Party and its or their Subsidiaries to, enter into any Contractual Obligation (other than this Agreement, the Storage Services Agreement and any Loan Document, the DIP CTCI Contract and, subject to the terms of the Intercreditor Agreement, the Term Credit Agreement and the other Term Financing Documents) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to BKRF or to otherwise transfer property to BKRF, (ii) any Subsidiary to guarantee Indebtedness of BKRF or (iii) BKRF to create, incur, assume or suffer to exist Liens on property of such Person to secure the RCF Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except as permitted by Section 2.2 of this Exhibit A.

2.10  Changes in Fiscal Periods. BKRF will not, nor will it permit any other RCF Loan Party or any of its or their Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

2.11  Restrictions on Material Project Documents. BKRF will not, nor will it permit any of the other RCF Loan Parties to:

(a)	without the prior written consent of Vitol (and, if requested by Vitol, in consultation with the Independent Engineer), directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Contract (each such amendment, modification, supplement, consent, approval or waiver, a “Project Document Modification”), except any Project Document Modification which, taken as a whole (and together with each other contemporaneous Project Document Modification), could not reasonably be expected to be materially adverse to BKRF or the other RCF Loan Parties;

(b)	directly or indirectly transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Contract (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend) except to the extent that (x) such transfer, termination or cancellation could not reasonably be expected to have a Material Adverse Effect or (y) such Material Contract is replaced by a Replacement Project Document within ninety (90) days of such transfer, termination or cancellation;

(c)	amend any DIP Order, as the case may be, in a manner adverse to Vitol, without Vitol’s prior written consent; or

(d)	permit the Final Order to differ from the Interim Order, respectively, in a manner adverse to Vitol, without Vitol’s prior written consent.

Exhibit A-13

Notwithstanding the foregoing, nothing in this Section 2.11 shall restrict any RCF Loan Party or its Subsidiaries from complying with the terms of the Interim Order or the Final Order, or taking actions contemplated by the Approved Budget.

2.12  Guarantees. BKRF shall not, and shall not permit any other RCF Loan Party to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any Person except as otherwise permitted under the terms of the Loan Documents.

2.13  Hazardous Materials. BKRF will not, and will not permit any other RCF Loan Party to, cause any Releases of Hazardous Materials at, on or under the Project or Site except to the extent such Release (a) is otherwise in compliance in all material respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies or (b) could not otherwise reasonably be expected to have a Material Adverse Effect.

2.14  Restriction on Use of Proceeds. BKRF will not use the proceeds of any Credit Extension (as defined in the RCF Agreement), whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (as defined in the RCF Agreement), or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

2.15  Sanctions; Anti-Corruption Use of Proceeds. BKRF will not, and will not permit any other RCF Loan Party to, directly or indirectly, use the proceeds of the RCF Loans or the transactions under this Agreement or the Storage Services Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of the FCPA or any other applicable Anti-Corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions in violation of such Sanctions, or (B) in any other manner that would result in a violation of Sanctions by Vitol.

2.16  No Speculative Transactions. BKRF will not, and will not permit any other RCF Loan Party to enter into any Swap Contract, foreign currency trading or other speculative transactions.

2.17  Change of Auditors. BKRF will not, and will not permit any other RCF Loan Party to, without Vitol’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), change its Independent Auditor (as defined in the RCF Agreement).

2.18  Variance Test. As of any Bi-Weekly Variance Testing Date, for the Bi-Weekly Variance Testing Period ending on the Friday preceding such Bi-Weekly Variance Testing Date, BKRF will not, and will not permit any other RCF Loan Party to, allow aggregate disbursements, excluding disbursements with respect to professional fees and G&A Disbursements, to be greater than 115% of the estimated aggregate disbursements in the Approved Budget for such Bi-Weekly Variance Testing Period (collectively, the “Variance Limit”). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to Vitol’s reasonable approval.

Exhibit A-14

2.19  Collateral Accounts. No RCF Loan Party shall open or maintain, or instruct any Person to open or maintain, any Securities Accounts, Deposit Accounts or other bank accounts other than the Collateral Accounts. Prior to the Termination Date, no Loan Party shall change (or permit any Person to change) the name or account number of any Collateral Account without prior notice to Vitol. No amounts may be transferred or withdrawn from any Collateral Accounts that are no in accordance with and as permitted by Section 1.26 and Section 2.18.

2.20  Key Employee Plans. BKRF will not, and will not permit any other RCF Loan Party to, (a) enter into any key employee retention plan or incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan or incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to Vitol in its reasonable discretion.

2.21  Prepetition Indebtedness. BKRF will not, and will not permit any other RCF Loan Party to, make any payment with respect to Indebtedness created, incurred, assumed or suffered to exist by any RCF Loan Party prior to the Petition Date except as expressly provided for in this Agreement or pursuant to any order entered upon pleadings in form and substance reasonably satisfactory to Vitol.

2.22  Super-Priority Claims. BKRF will not, and will not permit any other RCF Loan Party to, create or permit to exist any claim that is pari passu with or senior to the Super-Priority Claims of the RCF Secured Parties, other than as provided in any DIP Order.

2.23  Bankruptcy Orders. BKRF will not, and will not permit any other RCF Loan Party to, (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of Vitol’s remedies hereunder or under any other RCF Loan Document, except as specifically provided in the DIP Order, or (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the RCF Loan Documents without Vitol’s prior written approval.

2.24  Financial Covenant. The RCF Loan Parties shall maintain, at all times while any Prepetition RCF Loans or RCF Loans remain outstanding, unrestricted cash (subject to the account Control Agreement), Availability, or a combination of both amounting to $5,000,000 in the aggregate.

Exhibit A-15

SCHEDULE 1.1

Product SpecificationS AND TERMS

Product Monthly Maximum Quantities

The Product Monthly Maximum Quantities are as follows:

1. For renewable finished diesel: *** Barrels

2. For renewable naphtha: *** Barrels

Product Specifications

The Product shall meet the following specifications:

1. For renewable finished diesel: ***.

2. For renewable naphtha:

[***]

NOTE: THE ABOVE DATA IS BASED ON DESIGN INFORMATION AND PRE-PRODUCTION VALUES. PRODUCTION VALUES MAY BE DIFFERENT

Product Terms and Conditions

Change To Product Specifications.

To the extent that a change to the Product Specifications and Terms, either permanently or temporarily, is required pursuant to any Applicable Law or otherwise requested by a Party to this Agreement, the Parties agree to use commercially reasonable efforts to work together to temporarily or permanently amend or update the Product Specifications and Terms; provided, that such change: (i) is achievable within the existing design basis and technology limits of the Project, (ii) is consistent with prudent operating practices, (iii) would not give rise to any concerns regarding the environment, health or safety, and (iv) is not expected to reduce Project output or give rise to additional costs to either Party. To the extent new Product Specifications and Terms are agreed upon, Schedule 1.1 will be amended to reflect such changes. If any required change to the Product Specifications and Terms require material upgrades or changes to the Project, either (x) the Parties must first mutually agree (in each Party’s respective sole discretion) on sharing the potential additional costs associated with such upgrades or changes or (y) Vitol must agree to equitably compensate BKRF for the additional costs from such upgrades or changes (without any obligation to make such agreement unless Vitol elects to do so to satisfy this condition).

Schedule 1.1-1

RINS

BKRF represents and warrants to Vitol, and agrees with Vitol, as follows with respect to Product delivered to Vitol hereunder:

1.1 RINS. For each Gallon of Product produced at the Project, BKRF shall generate a renewable identification number as specified and in accordance with 40 CFR Sections 80.1425 and 80.1426 (“RINs”), including a determination of the “D” code of each RIN as defined at 40 CFR Section 80.1425(g)(2).

1.2 Representations and Warranties Regarding RINs. With respect to the RINs transferred under this Agreement, BKRF and without in any way limiting the fungibility of RINs under the RFS2 Regulation, without prejudice to Vitol’s remedies contained herein, warrants that upon delivery of the Product:

(a) RINs will be properly generated by an EPA-registered facility or are otherwise valid pursuant to RFS2 Regulations, and BKRF will have the right to transfer such RINs pursuant to the applicable RFS2 Regulations;

(b) BKRF will have good and marketable title to the RINs, and such RINs will be free and clear of any BKRF created claims, liens, charges, encumbrances, pledges, or security interests whatsoever at the time of each such transfer;

(c) The RINs will have been assigned to a volume of Product transferred under this Agreement (i.e., will have a “K” value of 1, pursuant to 40 CFR Section 80.1425(a)) and not previously have been transferred to another Person;

(d) BKRF will not have taken any action or made any omission that would invalidate the RINs;

(e) BKRF shall perform, or cause to be performed, the quarterly and annual reporting, as required under 40 CFR Sections 80.1451 and 80.1464; and

(f) BKRF shall ensure the third-party engineering review is updated on a 3 year basis, or as needed according to 40 CFR Section 80.1450.

With respect to the RINs transferred under this Agreement, Vitol covenants that it will take title to, use, transfer, separate (if applicable) or retire the RINs in compliance with the applicable RFS2 Regulations and all other Applicable Laws.

At its sole cost and expense, BKRF shall participate in an EPA-certified Quality Assurance Plan (“QAP”) under 40 CFR Sections 80.1469 and quality assurance audit consistent with 80.1472 as a way to ensure all RINS generated at the Project are properly generated under the EPA regulations.

1.3 RIN Title and Risk Transfer. BKRF shall transfer title to Vitol of the quantity of RINs properly allocable to the quantities of Product purchased under this Agreement through the EPA Moderated Transaction System (“EMTS”) under 40 CFR Section 80.1452 within five (5) Business Days after the later to occur of (a) the date of delivery of the associated Product under this Agreement or (b) the date upon which each such RIN is issued and delivered to the account of BKRF within EMTS (“Transfer Date”). The “sell” transaction entered into EMTS by BKRF for the subject RINs shall identify the purchaser/transferee/assignee as Vitol, assignment code, RIN D code, period of generation, quantity, volume of associated Product, and the mutually agreed per-Gallon price of associated Product transferred. Vitol shall then promptly enter a corresponding “purchase” transaction into EMTS in accordance with the RFS2 Regulation. Title to and risk of loss of the RINs shall pass from BKRF to Vitol upon Vitol’s completion of the “purchase” transaction into EMTS.

Schedule 1.1-2

1.4 RIN Product Transfer Documents. BKRF shall provide Vitol a “Product Transfer Document” that fulfills all of the requirements set forth in 40 CFR Section 80.1453.

1.5 Remedies for Invalid RINS.

(a) A RIN shall be deemed invalid (i) if it meets the invalid RIN criteria described in 40 CFR Section 80.1431(a) as determined by an Independent Inspector or (ii) if the EPA has provided notice to a party regulated under the regulations or otherwise has made its determination public that the RIN is invalid (in each case, an “Invalid RIN”). In the event that Vitol reasonably believes that it has received an Invalid RIN or Vitol has been notified by a Third Party that a RIN acquired from Vitol following the transfer of such RIN from BKRF to Vitol is an Invalid RIN, Vitol shall promptly provide written notice to BKRF identifying the basis for such RIN being an Invalid RIN, the identity of each RIN claimed to be an Invalid RIN and attaching to or including with any such notice all reasonably supporting documentation. Subsequent to the receipt of such notice, BKRF will have a period of ten (10) Business Days in which to review the claims by Vitol and to retain an Independent Inspector to review such claims. The Parties agree that, other than a RIN being deemed to be an Invalid RIN under clause (ii) above, the findings by the Independent Inspector as to the validity or invalidity of the claimed Invalid RIN shall be binding upon the Parties, absent manifest error or fraud.

(b) If BKRF transfers an Invalid RIN, provided that such Invalid RIN is invalid due to reasons solely unrelated to the Feedstock supplied by Vitol (as determined by the Independent Inspector) or the failure of Vitol or any Product Counterparty to comply with the applicable requirements of RFS2 Regulations when taking title to, making use of, transferring, separating (if applicable) or retiring the RINs, then BKRF shall, at BKRF’s sole expense, transfer to Vitol qualified replacement RINs in an amount equal to the number of Invalid RINs within 30 days of the later of: (i) the discovery of the Invalid RINs; or (ii) Vitol’s demand for replacement. For the purpose of this Section, qualified replacement RINs may be either assigned or separated RINs, but must be the same D code and must be the same year of generation, if available; otherwise, such replacement RINs shall be the next unexpired year of generation. Upon determination by EPA or the Independent Inspector that BKRF has transferred Invalid RINs, Vitol shall, to the extent applicable to Vitol, keep copies, adjust its records, reports, and compliance calculations, and retire RINs as required under 80.1431(b). In the event that BKRF fails or refuses to transfer sufficient qualified replacement RINs following a determination by the EPA or the Independent Inspector, BKRF shall, within ten (10) Business Days of Vitol’s written request, reimburse Vitol’s actual costs and expenses incurred in connection with Vitol’s obtaining qualified replacement RINs where the cost of such qualified replacement RINs purchased by Vitol was no less favorable than that available to Vitol through good faith negotiations in an arms-length transaction. BKRF shall reimburse Vitol for any penalties or fines imposed upon Vitol by Governmental Authorities as a result of Vitol’s use of RINs supplied to it under this Agreement that are subsequently found to be Invalid RINs. Vitol shall provide with its written request all reasonable supporting documentation for its costs, expenses, and, if applicable, any such fines or penalties.

Schedule 1.1-3

1.6 Reporting of Transactions. Both Parties shall report transactions under this Agreement to the EPA in accordance with the requirements set forth in the applicable RFS2 Regulation.

1.7 Obligation. Notwithstanding anything in this Agreement to the contrary, BKRF’s obligation to supply RINs does not apply in the event RFS2 is repealed or modified as the result of a Change of Law. LCFS CREDITS

BKRF represents and warrants to Vitol, and each Party agrees, as follows with respect to Product delivered to Vitol hereunder:

1.1 CARB LCFS Pathways and Approved CI Values. As of the Effective Date, the Parties anticipate that the Project will attain certification in accordance with the CARB LCFS Program such that, once certification has been attained, each Gallon of Product sold and purchased hereunder shall have an assigned CI value under one or more certified fuel Pathways within the CARB LCFS Program, which will ultimately generate LCFS credits to a regulated party if the Product is blended for use in the California transportation fuel market.

1.2 Representations and Warranties Regarding LCFS CI Values. With respect to the LCFS transactions under this Agreement and to the extent Product has an assigned CI value under one or more certified fuel Pathways within the CARB LCFS Program, BKRF, without prejudice to Vitol’s remedies contained herein, warrants that upon delivery of the Product:

(a) the CI values assigned to the Product will be properly generated by a CARB-registered facility using a certified Pathway or are otherwise valid pursuant to applicable CARB LCFS Regulations; and

(b) to the extent that BKRF as the producer is treated as the “First Fuel Reporting Entity” (as defined in the CARB LCFS Regulations) under the CARB LCFS Program, BKRF shall use commercially reasonable efforts to enable Vitol to become the fuel reporting entity upon title transfer of the Product.

1.3 LCFS Product Transfer Documents. BKRF shall provide Vitol a “product transfer document” (as that term is used in the CARB LCFS Regulations) that fulfills all of the applicable requirements set forth in Section 95491.1(b) of the CARB LCFS Regulations.

1.4 Reporting of Transactions. Both Parties shall report transactions under this Agreement to CARB in accordance with the requirements set forth in the CARB LCFS Regulations, including use of the LCFS Reporting Tool and Credit Bank & Transfer System, as defined therein.

(a) BKRF shall comply with all reporting obligations under the CARB LCFS Program and CARB LCFS Regulations, including submission of the Annual Fuel Pathway Report and completion of Annual Verification by a CARB-accredited verification body.

(b) Vitol shall comply with all reporting obligations under the CARB LCFS Program and CARB LCFS Regulations, including submission of the Annual Fuel Transaction Report and completion of Annual verification by a CARB-accredited verification body.

1.5 Obligation. Notwithstanding anything in the Agreement to the contrary, BKRF’s obligations pursuant to these Product Specifications and Terms for LCFS Credits shall not apply in the event the CARB LCFS Regulation is repealed or materially changed after the Effective Date in accordance with and subject to any Change of Law.

Schedule 1.1-4

SCHEDULE 2.1

FEEDSTOCK SPECIFICATIONS AND TERMS

Feedstock Monthly Maximum Quantities

The Feedstock Monthly Maximum Quantities are as follows:

1. For soybean oil: *** Pounds

2. For canola oil: *** Pounds

3. For camelina oil: *** Pounds

Feedstock Specifications

The Feedstock shall meet the following specifications:

1. For soybean oil, canola oil and camelina oil:

a. RB soybean oil:

[***]

b. RBD soybean oil: ***

Feedstock Terms and Conditions

Vitol shall use commercially reasonable efforts to ensure that all Feedstock offered for delivery by Vitol to BKRF pursuant to a Feedstock Supply Offer shall meet the Feedstock Specifications and Terms for purposes of generating the RINs contemplated by this Agreement, including, but not limited to, applicable recordkeeping requirements for such Feedstock as specified in 40 C.F.R. §80.1454.

To the extent that a change to the Feedstock Specifications and Terms, either permanently or temporarily, is required pursuant to any Applicable Law or otherwise requested by a Party to this Agreement, the Parties agree to use commercially reasonable efforts to work together to temporarily or permanently amend or update the Feedstock Specifications and Terms; provided, that such change: (i) is achievable within the existing design basis and technology limits of the Project, (ii) is consistent with prudent operating practices, (iii) would not give rise to any concerns regarding the environment, health or safety, and (iv) is not expected to reduce Project output or give rise to additional costs to either Party. To the extent new Feedstock Specifications and Terms are agreed upon, Schedule 2.1 will be amended to reflect such changes. If any required change to the Feedstock Specifications and Terms require material upgrades or changes to the Project, the Parties must first mutually agree (in each Party’s respective sole discretion) on sharing the potential additional costs associated with such upgrades or changes.

Schedule 2.1-1

SCHEDULE 3.1

PROJECT F&P HANDLING REQUIREMENTS

The Project is BNSF mainline connected.

Feedstock rail offloading:

20 rail car unloading rack (2-sided split rail, with ten cars on each side)

Feedstock storage:

1x 65 bbls storage tank

1x 25k bbls storage tank

3 x 25k bbls feed staging tanks

Offspec Renewable Diesel storage:

1x 24k bbls

1x 67k bbls

Renewable Diesel storage:

2x 35k bbls certification tanks

1x 80k bbls RD sales tanks

Renewable Propane storage:

4x 750k bbls

3x 600k bbls

Renewable Naphtha storage:

2x 17k bbls

Renewable Butane storage:

2x 5k bbls

RD loading (TCN: T-77-CA-4657):

Modern truck loading rack w/ vapor recovery (located at 2436 Fruitvale Ave, Bakersfield,

CA 93308):

Renewable Diesel truck loading:

4 truck lanes – 70-P32/33 @ 1720 gpm feeding all 4 lanes

Co-products renewable propane, renewable naphtha, renewable butane truck loading:

1 renewable propane loading hose / connection

1 renewable naphtha loading hose / connection

1 renewable butane loading hose /connection

Rail loading for renewable diesel, and renewable naphtha is available through a nearby transload facility operated in-house. Quantity measurements of Feedstock and Product will be subject to a +/- 5% tolerance band based on rail cargo standards.

Schedule 3.1-1

SCHEDULE 6.2

INVENTORY ADJUSTMENT TRANSACTIONS

1.	From time-to-time BKRF will communicate to Vitol changes in the volumes of Feedstock, Product and Un-resold Product constituting inventory of BKRF. The Parties will adjust the pricing for such Feedstock, Product and Un-resold Product on a trade-at-settlement basis and on terms and conditions agreed by the Parties in accordance with these Inventory Adjustment Transaction Procedures (each such adjustment to pricing being an “Inventory Adjustment Transaction”).

2.	Each Inventory Adjustment Transaction will be tracked and valued by Vitol using the same internal systems which Vitol uses to track and calculate values, based on published price indices and pricing curves, for feedstocks and products purchased from or sold to Third Parties. Vitol will calculate the value of the Inventory Adjustment Transactions (such aggregate value being the “Portfolio Price Position”) based on market price changes and report the value of the Portfolio Price Position to BKRF once per week on an agreed upon timing for use in the Borrowing Base, in connection with the monthly Portfolio Price Adjustment, and at such other times as are reasonably requested by BKRF.

3.	If such volume changes are communicated by BKRF to Vitol prior to 11 a.m. Central Time on any Business Day, that day will be the “Pricing Day” for the applicable new Inventory Adjustment Transactions; otherwise the Pricing Day will be the subsequent Business Day for purposes of the settlement prices applicable to the Inventory Adjustment Transactions.

4.	Each Inventory Adjustment Transaction will be priced using the following price indices:

a.	For soybean oil or canola oil: CBOT bean oil prompt month futures contract, or if within 5 Business Days of expiry for the prompt month (Bean Oil Roll Date), the second month futures contract;

b.	For RD: HO prompt month contract, or if within 5 Business Days of expiry for the prompt month (HO Roll Date), the second month futures contract;

c.	For Naphtha: NYMEX RBOB prompt month futures contract, or if within 5 Business Days of expiry for the prompt month (RBOB Roll Date), the second month futures contract;

d.	For LCFS Credits: the average daily settlement price published by Argus Media for LCFS Credits for the 7 calendar days prior to the date of the Inventory Adjustment Transaction; and

e.	For RINS: the average daily settlement price published by Argus Media for RINs of the current vintage (e.g., B24 for 2024) for the 7 calendar days prior to the date of the Inventory Adjustment Transaction.

Schedule 6.2-1

5.	The Portfolio Price Position shall be deemed positive if the value of the Portfolio Price Position is in favor of BKRF, and negative if the value of the Portfolio Price Position is in favor of Vitol. If BKRF does not object to any calculation by Vitol of the value of the Portfolio Price Position by the close of business on the next Business Day following its receipt of such calculation, Vitol’s calculation of the value of the Portfolio Price Position will be deemed accepted by BKRF. Any objection by BKRF shall provide BKRF’s reason for the objection and BKRF’s calculation including market prices and sources for the same. If BKRF timely notifies Vitol of an objection to the calculation of the value of a Portfolio Price Position then, save as to the timing of any such notice of BKRF’s objection thereto, the provisions of Section 6.3 will apply to the resolution of any dispute as to the value of the Portfolio Price Position.

6.	No later than 10 Business Days following the end of each Delivery Month, the final Portfolio Price Position will be calculated by Vitol for the immediately preceding Delivery Month and applied to the next Daily Invoice following the calculation of such Portfolio Price Position, with any positive Portfolio Price Position being owed by Vitol to BKRF and the absolute value of any negative Portfolio Price Position being owed by BKRF to Vitol (the “Portfolio Price Adjustment”). Upon such application of the Portfolio Price Adjustment to the Daily Invoice, any Inventory Adjustment Transactions that remain outstanding shall be repriced to current market prices so the value of such remaining Inventory Adjustment Transactions is zero.

7.	At the request of either Party, the Parties will further establish as needed additional details in respect of these Inventory Adjustment Transaction Procedures for purposes of entering into, valuing, and accounting for Inventory Adjustment Transactions and calculating each Portfolio Price Position and each Portfolio Price Adjustment. All such additional details will be reflected in an amendment to this Schedule 6.2, which shall be in writing and agreed to by the Parties; provided, however, it shall be up to the Parties to determine if an amendment to this Agreement is necessary for purposes of appending thereto any such amended Schedule 6.2.

Schedule 6.2-2